EXHIBIT 10.2

CREDIT AND SECURITY AGREEMENT

dated as of February 28, 2006

among

CYPRESS ARLINGTON, LP and CYPRESS LEAWOOD, LLC

collectively, as Borrowers

and

MERRILL LYNCH CAPITAL,

a Division of Merrill Lynch Business Financial Services Inc.,

as Administrative Agent and as a Lender

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

-i-

-ii-

-iii-

-iv-

-v-

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT is dated as of February 28, 2006 by and among CYPRESS LEAWOOD, LLC, a Delaware limited liability company, CYPRESS ARLINGTON, LP, a Delaware limited partnership (each, individually as a Borrower, and collectively, as Borrowers), the financial institutions or other entities from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Administrative Agent.

RECITALS:

R-1. Borrowers have requested that Lenders make available to Borrowers term financing facilities as described herein.

R-2. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

"Account" means "account", as defined in Article 9 of the UCC.

"Additional Titled Agents" has the meaning given in Section 13.15.

"Administrative Agent" means Merrill Lynch, in its capacity as administrative agent for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 10, and the successors of Merrill Lynch in such capacity.

"Affected Lender" has the meaning given in Section 13.17(f).

"Affiliate" means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person's (other than, with respect to any Lender, any Lender's) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term "control" of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Affiliated Financing Documents" means any credit, loan, letter of credit or related documents which are, by their terms and by the terms of this Agreement, cross-defaulted with the Financing Documents, and for which a Credit Party hereunder is liable or contingently liable for payment or as security for which a Credit Party hereunder has pledged, assigned or subjected any assets.

"Agreement" means this Credit and Security Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

"Allocable Amount" has the meaning given in Section 15.1(g).

"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

"Asset Disposition" means any sale, lease, license, transfer, assignment or other consensual disposition by any Borrower of any asset, but excluding dispositions of Inventory in the Ordinary Course of Business.

"Assignment Agreement" means an agreement substantially in the form of Exhibit A hereto.

"ARC" means American Retirement Corporation, a Tennessee corporation.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

"Base Rate" means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (b) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for "Eurocurrency Liabilities" (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Administrative Agent) no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.

"Base Rate Margin" means two and one tenth percent (2.10%).

"Blocked Person" means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, or (e) a Person that is named a "specially designated national" or "blocked person" on the most current list published by OFAC or other similar list.

"Borrower" and "Borrowers" mean the entities described in the first paragraph of this Agreement and each of their respective successors and permitted assigns.

"Borrower Representative" means ARC, in its capacity as Borrower Representative pursuant to the provisions of Section 2.11, or any successor Borrower Representative selected by Borrowers and approved by Agent.

"Business Day" means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close.

"Capital Lease" of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

"Capital Replacement Reserve" has the meaning given in Section 2.5(d).

"Casualty Proceeds" has the meaning given in Section 9.3(b).

"CCP" has the meaning given in Section 8.4b(xi).

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

"Closed Period" means the period from the Closing Date through the twelfth (12th) full calendar month following the Closing Date.

"Closing Date" means the date of this Agreement.

"CMS" means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), or any successor Governmental Authority.

"CNL" means CNL Financial Group, Inc., a Florida corporation.

"Code" means the Internal Revenue Code of 1986.

"Collateral" means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent and Lenders, pursuant to this Agreement and the Security Documents.

"Commitment Annex" means Annex A to this Agreement.

"Commitment Expiry Date" means February 28, 2009.

"Compliance Certificate" means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

"CON" means any certificate of need or similar license which determines that there is a need for a healthcare facility at a particular location or within a certain geographic region and entitles the holder to use a Licensed Location for a purpose permitted under Healthcare Laws.

"Contingent Obligation" means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any debt, lease, dividend or other obligation of another Person (a "Third Party Obligation") if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract or other derivative obligation; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

"Controlled Group" means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Covenant Prepayment" has the meaning given in Section 6.7.

"Credit Exposure" means any period of time during which any Loan or other Obligation remains unpaid or outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability (other than liability in respect of the Affiliated Financing Documents), absent the assertion of a claim with respect thereto.

"Credit Party" means subject to Section 1.6, any Guarantor under a Financing Document Guarantee, Cypress JV, General Partner, each Borrower and any Subsidiary of any Borrower, whether now existing or hereafter acquired or formed; and "Credit Parties" means all such Persons, collectively.

"Cypress JV" means Cypress Arlington and Leawood JV, LLC, a Delaware limited liability company, the sole member or limited partner, as applicable, of such Borrower.

"Debt" of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) "earnouts", purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) all Debt of others Guaranteed by such Person; (j) off-balance sheet liabilities and/or pension plan liabilities; (k) obligations arising under non-compete agreements; and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.

"Debt Service" has the meaning given in Section 6.1(a).

"Debt Service Coverage Ratio" has the meaning given in Section 6.1(a).

"Debt Yield Ratio" has the meaning given in Section 6.1(a).

"Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning given in Section 11.4.

"Eligible Swap Counterparty" means Administrative Agent or any Affiliate of Administrative Agent that from time to time enters into a Swap Contract with a Borrower or Borrowers.

"Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower or the Project and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

"Environmental Liens" means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

"ERISA Plan" means any "employee benefit plan", as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

"Event of Default" has the meaning given in Section 11.1.

"Exit Fee" has the meaning given in Section 2.3(d).

"FF&E" has the meaning given in Section 9.2(d).

"Financial Covenants" has the meaning given in Section 6.5.

"Financing Documents" means this Agreement, any Notes, the Security Documents, any fee letter among Merrill Lynch and any of the Borrowers relating to the transactions contemplated hereby, any subordination or intercreditor agreement pursuant to which any Debt (other than any Subordinated Debt) and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time, provided that the term "Financing Documents" does not include the documents evidencing or securing the Mezzanine Loan.

"Financing Document Guarantee" means that certain Guaranty of Non-Recourse Carveouts Agreement and that certain Debt Service Guaranty, each executed by ARC of even date herewith, as well as any agreement that may exist from time to time pursuant to which any third party other than a Borrower shall Guarantee the Obligations of the Borrowers under this Agreement and/or the other Financing Documents.

"Fiscal Year" means the fiscal year of Borrowers ending on December 31 of each calendar year.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

"General Partner" means Cypress Arlington GP, LLC, a Delaware limited liability company.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

"Governmental Payor" means Medicare, Medicaid, TRICARE, and other state or federal health care programs, but specifically excluding Third Party Payors.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other

Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor" means ARC and any other Person that has executed or delivered, or shall in the future execute or deliver, any Financing Document Guarantee of any portion of the Obligations.

"Hazardous Materials" means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Project is prohibited by any Environmental Laws; toxic mold, or any similar substance that requires special handling due to environmental concerns; and any other material or substance now defined as a "hazardous substance," "hazardous material," "hazardous waste," "toxic substance," "toxic pollutant," "contaminant," "pollutant" or other words of similar import within the meaning of any Environmental Law, including: (a) any "hazardous substance" defined as such in (or for purposes of) CERCLA, or any so-called "superfund" or "superlien" Law; (b) any "pollutant or contaminant" as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls ("PCB's"), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

"Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

"Healthcare Laws" means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(6)), the Stark Law (42 U.S.C. § 395n), the civil False Claims Act (31 U.S.C. § 729 et seq.), (b) TRICARE; (c) HIPAA, (d) Medicare; (e) Medicaid; (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

"Healthcare Permit" means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services by a Borrower or a Licensed Operator under Healthcare Laws, and/or (b) issued or required under Healthcare Laws applicable to the ownership of a Licensed Location.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

"HIPAA Compliant" means that the applicable Person is in compliance in all material respects with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person's business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

"Indemnitees" has the meaning given in Section 12.2.

"Insurance Premiums" has the meaning given in Section 2.5(c).

"Intercompany Loans" has the meaning given in Section 2.11.

"Inventory" means "inventory", as defined in Article 9 of the UCC.

"JCAHO" means the Joint Commission on Accreditation of Healthcare Organizations.

"Joint Liability Payment" has the meaning given in Section 15.1(g).

"Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits and governmental restrictions (whether now or hereafter in effect), which are applicable to any Credit Party in any particular circumstance. "Laws" includes, without limitation, Healthcare Laws.

"Leases" means the singular or collective reference to leases, subleases or other arrangements for occupancy of space within any Project or any part thereof now existing or hereafter executed; provided, however, that the term "Leases" as used herein shall not include Resident Agreements; and provided, further, that use of the term "Leases" in any Security Document shall include Resident Agreements even if Resident Agreements are, under applicable Laws, not governed as creating a landlord-tenant relationship (the intent being that Administrative Agent shall have, as part of the Security Documents, a lien upon and collateral assignment of all Leases and Resident Agreements).

"Lender" means each of (a) Merrill Lynch, (b) each other Person party hereto in its capacity as a lender, (c) each other Person that becomes a party hereto as Lender pursuant to Section 14.6, and (d) the respective successors of all of the foregoing, and "Lenders" means all of the foregoing. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term "Lender" shall include each Eligible Swap Counterparty.

"Licensed Location" means any Project from which a Borrower or a Person with whom a Borrower has contracted provides or furnishes goods or services governed by Healthcare Laws, and includes, without limitation, any business location of a Borrower which is subject to any Healthcare Permit.

"Licensed Operator" means the singular or collective (as the context requires) reference to the following Persons: (a) any Borrower or any Subsidiary that is licensed under Healthcare Laws to operate a Licensed Location, or is otherwise providing or furnishing goods or services governed by Healthcare Laws, or is otherwise providing or furnishing goods or services (other than the mere leasing of a Licensed Location as a lessor and the collection of rentals in connection therewith) from a Licensed Location, (b) any Person with whom a Borrower has contracted to provide such goods or services governed by Healthcare Laws.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any

Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

"Litigation" means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

"Loan Account" has the meaning given in Section 2.6(b).

"Loan" or "Loans" means the Term Loan or Term Loans provided for herein.

"Management Agreement" has the meaning given in Section 8.7(b).

"Manager" has the meaning given in Section 8.7(b).

"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business or properties of the Credit Parties taken as a whole, (ii) the rights and remedies of Administrative Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document; or (v) any Credit Party's or Licensed Operator's ability to accept, admit and/or retain patients or residents or to own or operate any Licensed Location, (b) an impairment to the likelihood that revenues in general will be collected and paid in the normal course of a Licensed Operator's or Borrowers' business and upon the same schedule and with the same frequency as such Licensed Operator's or Borrowers' recent collections history; (c) the imposition of a fine against or the creation of any liability of any Credit Party or Licensed Operator to any Governmental Authority under any Healthcare Law in excess of $50,000.00; (d) a termination, suspension or material limitation of any Healthcare Permits, (e) the failure to satisfy any demand by any Governmental Authority to comply with Law or remediate any condition, or (f) termination by any third party of any third party agreement required for the operation of any Project in the manner contemplated by this Agreement which agreement is not promptly replaced by Borrower on terms which are at least as favorable to the applicable Borrower or Borrowers in all material respects.

"Material Contracts" has the meaning given in Section 3.17.

"Material Lease" means any Lease other than a Permitted Lease.

"Maximum Lawful Rate" has the meaning given in Section 2.7(b).

"Medicaid" means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

"Medicare" means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

"Merrill Lynch" means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

"Mezzanine Loan" means the loan in the amount of $17,226,000 made by Merrill Lynch to Arlington & Leawood Senior Housing LLC, the holder of the 80% membership interest in Cypress JV.

"Multiemployer Plan" means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Borrower or any member of the Controlled Group may have any liability.

"Net Operating Income" has the meaning given in Section 6.1.

"Notes" means the Term Note or Term Notes provided for herein.

"Obligations" means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Swap Contracts entered into with any Eligible Swap Counterparty.

"OFAC" means the U.S. Department of Treasury Office of Foreign Assets Control.

"OFAC Lists" means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

"Operating Expenses" has the meaning given in Section 6.1a(vi).

"Operating Lease" means any lease of any Licensed Location to an Operating Lessee, and all amendments thereto and extensions thereof.

"Operating Lessee" means any Person to whom any Borrower or any Subsidiary has leased a Licensed Location.

"Operating Revenue" has the meaning given in Section 6.1(a).

"Ordinary Course of Business" means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party's business, as conducted by such Credit Party in accordance with past practices.

"Organizational Documents" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

"Participation Agreements" has the meaning given in Section 8.4(b)(x).

"Payment Account" means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower Representative.

"Payment Notification" means a written notification substantially in the form of Exhibit D hereto.

"PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

"Pension Plan" means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

"Permits" means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

"Permitted Contest" means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Borrower(s); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers' title to, and its right to use, the Collateral is not adversely affected thereby and Administrative Agent's Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Administrative Agent of Borrowers' intent to so contest the obligation; (d) in the case of real estate taxes or assessments or mechanic's, workmen's, materialmen's or other like Liens, Borrowers have obtained an endorsement, in form and substance satisfactory to Administrative Agent, to the loan policy of title insurance issued to Administrative Agent insuring over any Lien created by such obligation, or Borrowers have deposited with Administrative Agent a bond or other security satisfactory to Administrative Agent, in its reasonable discretion, against loss or injury by reason of such contest or the non-payment of such obligation or charge (and if such security is cash, Administrative Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Administrative Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Administrative Agent); (e) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers; (f) Borrowers have given Administrative Agent notice of the commencement of such contest and upon request by Administrative Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (g) upon a final determination of such contest, Borrowers shall promptly comply with the requirements thereof.

"Permitted Leases" means each Lease listed on Schedule 1 and any Lease (other than any Resident Agreement) for any portion of any Project that (a) is for demised space of no more than 900 square feet, (b) is for a beauty parlor, barber shop, rehabilitation center or other lawful use that is necessary or consistent with, and ancillary to, the operation of a senior housing facility, and (c) is terminable by Borrower upon not more than sixty (60) days' notice.

"Permitted Liens" means: (a) deposits or pledges of cash to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA); (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) mechanic's, workmen's, materialmen's or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $25,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) those matters which are set forth as exceptions to or subordinate matters in the loan title insurance policy accepted by Administrative Agent insuring the lien of the Security Documents; (g) Liens and encumbrances in favor of Administrative Agent under the Financing Documents; and (h) Liens and encumbrances in favor of the holders of the Affiliated Financing Documents.

"Person" means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

"Project" means the singular reference to each respective portion of the Collateral consisting of the land, improvements and all other real and personal property encumbered by the lien of each respective mortgage, deed of trust, deed to secure debt or similar Security Document constituting a part of the Financing Documents. "Projects" means all such Projects collectively.

"Pro Rata Share" means (a) with respect to a Lender's right to receive payments of principal and interest with respect to the Term Loans, the Term Loan Commitment Percentage of such Lender, and (b) for all other purposes (including without limitation the indemnification obligations arising under Section 13.6) with respect to any Lender, the percentage obtained by dividing (i) such Lender's then outstanding principal amount of the Term Loans, by (ii) the then outstanding principal amount of the Term Loans of all Lenders.

"Release" has the meaning given in 42 U.S.C § 9601 (22).

"Released Parties" has the meaning given in Section 14.19.

"Releasing Parties" has the meaning given in Section 14.19.

"Replacement Lender" has the meaning given in Section 13.17(f).

"Required Lenders" means, subject to the provisions of Section 13.13(d), at any time Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the outstanding principal balance of the Term Loans (taken as a whole).

"Resident Agreements" means the singular or collective reference to all patient and resident care agreements, admission agreements and service agreements which include an occupancy agreement and all amendments, modifications or supplements thereto.

"Responsible Officer" means any of the Chief Executive Officer, Chief Financial Officer or Managing Member of Cypress JV or the General Partner.

"Restricted Distribution" means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in such Person's equity interests of the same class), (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to an Affiliate of Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of Borrower, or (e) repayments of or debt service on loans or other indebtedness held by an Affiliate of Borrower.

"Sale" has the meaning given in Section 2.12.

"Securitization" has the meaning given in Section 14.8.

"Security Documents" means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations (including, without limitation, any Financing Documents Guarantee), and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

"Sellers" means, collectively, Town Village Fort Worth, LP, Town Village Dallas, LP, Town Village Arlington, LP, each a Delaware limited partnership, and Town Village Leawood, LLC a Delaware limited liability company.

"Service Agreement" has the meaning given in Section 9.1(h).

"Settlement Service" has the meaning given in Section 13.17(d).

"Solvent" means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

"Stated Rate" has the meaning given in Section 2.7(b).

"Subordinated Debt" means any Debt of Borrowers incurred pursuant to the terms of Subordinated Debt Documents.

"Subordinated Debt Documents" means any documents evidencing and/or securing Debt governed by a Subordination Agreement.

"Subordination Agreement" means any agreement between Administrative Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of which such Subordination Agreements have been agreed to by and are acceptable to Administrative Agent in the exercise of its sole discretion.

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

"Swap Contract" means any "swap agreement", as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest rates.

"Taking" shall mean a condemnation or taking pursuant to the lawful exercise of the power of eminent domain.

"Taxes" has the meaning given in Section 2.5(b) and 2.8.

"Term Loan" has the meaning given in Section 2.1.

"Term Loan Commitment" means $39,735,000.

"Term Loan Commitment Percentage" means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender's name on the Commitment Annex under the column "Term Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the principal amount of the Term Loan held by such Lender on such date divided by the aggregate principal amount of the Term Loan on such date.

"Term Loan Note" has the meaning given in Section 2.4.

"Termination Date" means the earlier to occur of (a) the Commitment Expiry Date, or (b) any date on which Administrative Agent accelerates the maturity of the Loans pursuant to Section 11.2.

"Third Party Payor" means Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs, but specifically excluding Governmental Payors.

"Third Party Payor Programs" means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Licensed Operator participates.

"Transfer Date" has the meaning given in Section 3.4(b).

"TRICARE" means the program administered pursuant to 10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

"UCC" means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

"United States" means the United States of America.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower delivered to Administrative Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and Administrative Agent or Borrowers shall so request, the Administrative Agent, in its sole discretion on behalf of Lenders, and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, however, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3 Other Definitional Provisions.

References in this Agreement to "Articles", "Sections", "Annexes", "Exhibits" or "Schedules" shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. "Include", "includes" and "including" shall be deemed to be followed by "without limitation". Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term "material" or the phrase "in all material respects" is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect.

Section 1.4 Funding and Settlement Currency.

Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Borrowers as Licensed Operators.

As of the Closing Date it is contemplated and intended that each Borrower shall be the Licensed Operator of the Project (which shall be a Licensed Location) owned by such Borrower. Therefore, all references to "Licensed Operators" shall be deemed to refer to the applicable Borrower, and all covenants, representations and warranties applicable to a Licensed Operator shall nonetheless be deemed to be direct covenants, representations and warranties of the applicable Borrower, even if such covenants, representations and warranties are, under the terms of this Agreement, contemplated to be undertaken or made indirectly through an Operating Lease.

Section 1.6 Certain References to Credit Parties.

References to each "Credit Party" or "Credit Parties" in Sections 3.4, 3.6, 3.9, 3.13, 3.14, 3.15, 3.17, 4.1(e) and 8.5(k) shall not include ARC.

ARTICLE 2
LOANS

Section 2.1 Term Loan.

(a)    Term Loan Amounts. On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to Borrowers on the Closing Date a term loan

("Term Loan") in an original principal amount equal to Thirty-Nine Million Seven Hundred Thirty-Five Thousand Dollars ($39,735,000). Each Lender's obligation to fund the Term Loan shall be limited to such Lender's Term Loan Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time.

(b)    [Reserved.]

(c)    Mandatory Prepayments. There shall become due and payable and Borrowers shall prepay the Term Loan in an amount equal to the following on the following dates:

(i)    An amount equal to any Casualty Proceeds that Administrative Agent elects to apply to the Obligations in accordance with Section 9.3, plus any Casualty Proceeds that Administrative Agent elects to not apply to the Obligations in accordance with Section 9.3, but only if Borrowers fail to reinvest such Casualty Proceeds in replacement assets comparable to the assets giving rise to such Casualty Proceeds if such reinvestment is permitted pursuant to the terms of Section 9.3; and

(ii)    An amount equal to any Covenant Prepayment required under Section 6.7, on the date provided for in Section 6.7.

(d)    Optional Prepayments. Other than mandatory prepayments under Sections 2.1(c)(i) and 2.1(c)(ii), the Term Loan may not be prepaid during the Closed Period. The Term Loan may be prepaid in full, but not in part, at any time following the expiration of the Closed Period, provided, however, that Borrowers shall have given Administrative Agent at least thirty (30) days prior written notice of the date of such prepayment together with an appropriately completed Payment Notification.

(e)    All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Administrative Agent to the Obligations in such order and manner as Administrative Agent may elect.

(f)    Extension Option. Borrowers may extend the Commitment Expiry Date two (2) times for a period of twelve (12) months each (each, an "Extension Option") upon Borrowers' satisfaction of the following conditions:

(i)    Borrowers shall have delivered to Administrative Agent written notice of each such election (an "Extension Notice") no earlier than ninety (90) days and no later than forty-five (45) days prior to the applicable Commitment Expiry Date;

(ii)    no Default shall have occurred and be continuing and no Event of Default shall have occurred;

(iii)    Administrative Agent shall have received each Borrower's and Guarantor's current financial statements, certified as correct by each Borrower and

Guarantor, and no material adverse change with respect to any Project, any Borrower or Guarantor shall have occurred; and

(iv)    the principal balance of the Mezzanine Loan shall be $4,200,000 or less.

Section 2.2 [Reserved.]

Section 2.3 Interest; Interest Calculations and Certain Fees.

(a)    Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the Base Rate plus the applicable Base Rate Margin. Interest on all Loans is payable in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

(b)    Commitment Fee. Prior to or contemporaneous with Borrowers' execution of this Agreement, Borrowers have or shall pay Administrative Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to Three Hundred Ninety Seven Thousand Three Hundred Fifty Dollars ($397,350).

(c)    Exit Fee. On the Termination Date or upon any voluntary prepayment of the Term Loan as permitted hereunder or upon any mandatory prepayment of the Term Loan, Borrowers shall pay to Administrative Agent for the benefit of Lenders a fee (the "Exit Fee") equal to the Term Loan Commitment multiplied by the Applicable Exit Fee Percentage. If any such prepayments are made, then upon such prepayment, Borrower shall pay to Administrative Agent the proportionate amount of the Exit Fee attributable to such prepayment; provided, however, that in the event of a casualty or Taking and the application of any Casualty Proceeds therefrom to a prepayment of a portion of the Obligations is required by Administrative Agent, payment of the Exit Fee allocable to such prepayment shall not be required. The term "Applicable Exit Fee Percentage" means: one percent (1.0%) if the payment is made on or before the twenty-fourth (24th) full calendar month following the Closing Date; and one half of one percent (.50%) if the payment is made during or after the twenty-fifth (25th) full calendar month following the Closing Date; provided, however, that if the Termination Date occurs during the Closed Period, the Exit Fee shall be an amount equal to the sum of one percent (1.0%) multiplied by the Term Loan Commitment plus the amount of interest which would have been due and payable from the Termination Date through the end of the Closed Period, assuming a Base Rate equal to the Base Rate as of the Termination Date. Notwithstanding the foregoing, if (i) the Term Loan is repaid with the proceeds of an acquisition or refinancing mortgage loan facility provided by Merrill Lynch with respect to both Projects or (ii) Merrill Lynch fails to deliver a term sheet with respect to providing such mortgage loan facility within thirty (30) days after receipt from Borrowers of a written request for a term sheet, the Exit Fee will be waived.

(d)    Audit Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits of Borrowers' books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers' compliance with applicable Laws and such other matters as Administrative Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Administrative Agent of a written request for payment thereof to Borrowers. Notwithstanding the foregoing, provided that no Event of Default has occurred and remains outstanding, Administrative Agent shall not charge audit fees in respect of any inspections or related actions unless such audit shows discrepancies exceeding 10%. Unless an Event of Default has occurred and is then continuing audits by Lender shall not be undertaken more frequently than annually.

(e)    Wire Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the account of any other Lenders, on written demand, any and all reasonable fees, costs or expenses which Administrative Agent pays to a bank or other similar institution (including, without limitation, any fees paid by Administrative Agent to any other Lender) arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Administrative Agent, of proceeds of the Loans made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Administrative Agent, of any check or item of payment received or delivered to Administrative Agent on account of Obligations.

(f)    Real Property Inspection Fee. Borrowers shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, on the Closing Date, and on each anniversary of the Closing Date thereafter, a real property inspection fee of Two Thousand Dollars ($2,000) per Project per year.

(g)    Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Administrative Agent, promptly shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Administrative Agent in administering the Obligations, an amount equal to five percent (5%) of each delinquent payment.

(h)    Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed. The date of funding of Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged. Interest on all Loans is payable in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

(i)    Automated Clearing House Payments. If an Event of Default has occurred and Administrative Agent so elects, monthly payments of interest and amortization shall be paid to Administrative Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.4 Notes.

The portion of the Term Loan made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis (a "Term Loan Note") in an original principal amount equal to such Lender's Pro Rata Share of the Term Loan Commitment.

Section 2.5 Reserves and Escrows.

(a)    Requirements. Borrowers agree to establish and maintain all of the reserves and escrows required in this Section 2.5. All sums so reserved or escrowed may be commingled with the general funds of Administrative Agent and no such sums shall be deemed to be held in trust for the benefit of Borrowers. Interest at the rates available to Lender for escrow depository accounts shall accrue and be added to the funds held by Lender pursuant to Sections 2.5(b) and 2.5(c) hereunder. No interest shall be payable on any other funds reserved or escrowed hereunder. All sums so reserved or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. If Administrative Agent at any time reasonably determines that the amount on deposit in any reserve or escrow is insufficient for its intended purposes, Borrowers shall, within ten (10) days following notice from Administrative Agent, deposit such additional sums as may reasonably be required by Administrative Agent. In the event of any default by Borrowers under the terms of this Agreement or any other Financing Document, Administrative Agent may, at its discretion, apply amounts on hand in the reserves or escrows to cure such default. Upon demand of Administrative Agent, Borrowers shall replenish the applicable reserve or escrow to restore any sums so applied by Administrative Agent. Upon the occurrence of an Event of Default and/or the maturity of any portion of the Obligations, the moneys then remaining on deposit with Administrative Agent shall, at Administrative Agent's option, be applied against the Obligations in such order and manner as Administrative Agent may elect or as may otherwise be required under this Agreement.

(b)    Real Property Taxes. At the time of and in addition to the monthly installments of principal and/or interest due under the Notes, Borrowers shall pay to Administrative Agent a sum equal to one-twelfth (1/12) of the amount estimated by Administrative Agent to be sufficient (when aggregated with an initial deposit to be designated by Administrative Agent and paid by Borrowers to Administrative Agent on the Closing Date or otherwise upon demand of Administrative Agent) to pay at least thirty (30) days before they become due and payable, all taxes, assessments and other similar charges levied against any portion of the Collateral constituting real property (collectively, the "Taxes"). In the event such real property or any portion thereof is part of a larger tract for purposes of taxation and assessments, Administrative Agent may require the Borrowers to have the real property taxed and assessed as a separate parcel or separate parcels, or, in the alternative, to make the deposits required under this section based upon the taxation and assessment of the larger tract. So long as no Event of Default exists hereunder, Administrative Agent shall apply the escrows sums to pay the Taxes. Except as provided in the preceding sentence, the obligation of Borrowers to pay the Taxes is not affected or modified by the provisions of this paragraph.

(c)    Insurance Premiums. If an Event of Default or failure to timely pay insurance premiums occurs, then Borrowers shall pay to Administrative Agent an initial deposit amount which is sufficient when aggregated with the monthly payment described below to pay the Insurance Premiums next becoming due and on the first (1st) day of each calendar month thereafter a sum equal to one-twelfth (1/12) of the amount estimated by Administrative Agent to be sufficient to pay at least thirty (30) days before they become due and payable all insurance premiums and other similar charges in connection with the insurance required to be carried by Borrowers pursuant to this Agreement or the other Financing Documents (collectively, the "Insurance Premiums"). So long as no Event of Default exists hereunder, Administrative Agent shall apply the sums to pay the Insurance Premiums. Except as provided in the preceding sentence, the obligation of Borrowers to pay the Insurance Premiums is not affected or modified by the provisions of this section. Notwithstanding the foregoing, if the insurance premiums are paid via a premium financing arrangement to which Administrative Agent has given its written consent, which consent shall not be unreasonably withheld, then (i) the amount to be escrowed with Administrative Agent at any given time in respect of such Insurance Premiums shall be three (3) months of payments under the premium finance arrangement, (ii) Borrowers shall tender to Administrative Agent each month (on such schedule as Administrative Agent shall reasonably request) evidence that Borrowers (or the owner of the policy if the Borrowers share in a blanket policy) has paid the applicable premium finance amount due for the preceding month, and (iii) Administrative Agent shall have no obligation to remit such escrowed sums in payment of the premium finance amounts.

(d)    Capital Replacement Reserve. At the time of and in addition to the monthly installments of principal and/or interest due under any of the Notes, Borrowers shall pay to Administrative Agent monthly deposits in the amount of $25 per residential unit at each Project (the "Replacement Minimum") to be held by Administrative Agent in a capital replacement reserve ("Capital Replacement Reserve"). So long as no Event of Default has occurred and is then continuing, the funds contained in the Capital Replacement Reserve shall be utilized to pay directly or to reimburse Borrowers solely for capital improvements approved in advance by Administrative Agent in writing. Subject to the foregoing, Administrative Agent shall release funds from the Capital Replacement Reserve for the actual cost of such approved capital improvements upon Borrowers' providing Administrative Agent with paid receipts, lien waivers and other documentation deemed reasonably necessary by Administrative Agent with minimum draws of $25,000.00 which shall occur no more frequently than once per month. Notwithstanding the foregoing, Borrowers' obligation to make deposits shall be suspended so long as no Event of Default has occurred and is then continuing and Borrowers provide Administrative Agent with satisfactory evidence, on an annual basis beginning January 1, 2007, that Borrowers have expended during the preceding calendar year for approved capital improvements at each Licensed Location an amount equal or greater than $300 per residential unit at each Project; provided that if Borrowers do not satisfy said $300 per residential unit at each Project requirement, then, no later than January 31 of the applicable year, Borrowers shall pay to Administrative Agent an amount equal to the amount by which $300 per residential unit at each Project exceeds the amount actually spent during such year at such Project which amount shall be held by Administrative Agent in the Capital Replacement Reserve.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a)    All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before noon (Chicago time) on any date shall be deemed received by Administrative Agent on such date, and any payments received in the Payment Account after noon (Chicago time) on any date shall be deemed received by Administrative Agent on the next succeeding Business Day. Any optional or mandatory prepayment of a Term Loan shall be accompanied by timely delivery to Administrative Agent of an appropriately completed Payment Notification, as provided in Section 2.1.

(b)    Administrative Agent shall maintain a loan account (the "Loan Account") on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Administrative Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Administrative Agent's books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by each Borrower absent clear and convincing evidence to the contrary; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay all amounts owing hereunder or under any other Financing Document. Administrative Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Administrative Agent nor any Lender shall have any liability if Administrative Agent shall fail to provide any such statement). Unless any Borrower notifies Administrative Agent of any objection to any such statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest.

(a)    In no event shall the interest charged with respect to the Notes (if any) or any other obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction.

(b)    Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the "Stated Rate") would exceed the highest rate of interest permitted under any applicable law to be charged (the "Maximum Lawful Rate"), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)    In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

(d)    In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes.

(a)    All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Administrative Agent's or any Lender's net income by the jurisdiction under which Administrative Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the

Financing Documents or taking any action thereunder) (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority; and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Administrative Agent or such Lender first made written demand therefor.

(b)    If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(c)    Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a "Foreign Lender") shall execute and deliver to each of Borrowers and Administrative Agent one or more (as Borrowers or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender's entitlement to a complete exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

Section 2.9 Capital Adequacy.

If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the

Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

Section 2.10 Mitigation Obligations.

If any Lender requires compensation under Section 2.9, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 12.1, Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.11 Appointment of Borrower Representative.

Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative for the purposes provided in this Agreement shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, "Intercompany Loans"). Administrative Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that:

Section 3.1 Existence and Power.

Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in such Credit Party's Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions, in the case of the Borrowers, Cypress JV and the General Partner, as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. None of Borrowers, Cypress JV or the General Partner (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4 or in the Organizational Documents of Cypress JV, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information.

(a)    The income statement of the Sellers as of November 30, 2005, copies of which have been delivered to Administrative Agent, fairly presents the results of operations for the Projects for the period covered thereby.

(b)    [Reserved].

(c)    [Reserved].

(d)    Since December 31, 2005, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of ARC, taken as a whole. Since November 30, 2005, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of any business, assets or entities being purchased by Borrowers pursuant to the Financing Documents.

Section 3.6 Litigation.

Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Administrative Agent in writing, (a) there is no Litigation pending against, or to Borrowers' knowledge threatened against or affecting, any Credit Party or any Project and (b) there is no material Litigation pending, or, to such Borrowers' knowledge, threatened against Guarantor. There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property Generally.

Each Borrower is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, subject to Permitted Liens.

Section 3.8 No Default.

No Default or Event of Default has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to such Borrower's knowledge, threatened against any Credit Party. Hours worked and payments made to any employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from any Credit Party, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.

No Credit Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," all within the meaning of the Investment Company Act of 1940. No Credit Party is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11 Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any "margin stock" or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties, or any of the entities shown in Schedule 3.4 or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes.

All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a)    Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)    During the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent

Section 3.15 Consummation of Financing Documents; Brokers.

Except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder's or brokerage fees, commissions or other expenses in connection herewith or therewith. All brokerage and finder's fees, commissions and other expenses payable in connection with the transactions contemplated by the Financing Documents have been paid in full by Borrowers contemporaneously with the execution of the Financing Documents and the initial funding of the Loans. No broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder's or brokerage fee in connection herewith or therewith.

Section 3.16 Related Transactions.

All transactions contemplated by the Financing Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Financing Documents, true and complete copies of which have been delivered to Administrative Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Material Contracts.

Except for the Financing Documents and the other agreements set forth on Schedule 3.17 (collectively with the Financing Documents, the "Material Contracts"), as of the Closing Date there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, intellectual property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee, or (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a), (c), (d), (e), and (f) requiring payment of more than $100,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party (as a lessee) and which is a Material Contract as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents and the other Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18:

(a)    no Hazardous Materials are located on any of the Projects except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in amounts not in excess of that necessary to operate the applicable Project for the purposes set forth herein or in amounts used in the ordinary course of business, or (B) fully disclosed to and approved by Administrative Agent; to each Borrower's knowledge, Hazardous Materials have not been Released or threatened to be Released into the environment, at, on, under or near any of the Projects in a manner that would require the taking of any action under any Environmental Law and that have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of any Borrower in excess of $250,000; and no portion of any Project is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law in any material respect nor, to each Borrower's knowledge, is any such property affected by any Hazardous Materials Contamination;

(b)    no Borrower knows of, nor has received, any written notice from any Person relating to Hazardous Materials in, on, under or from any Project and no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to each Borrower's knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Borrower of any Environmental Law, (ii) alleged failure by any Borrower to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) Release of Hazardous Materials;

(c)    to the best knowledge of each Borrower, all oral or written notifications of a Release of Hazardous Materials required to be filed by or on behalf of any Borrower under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Borrower;

(d)    to each Credit Party's best knowledge, no property now owned by any Borrower and no such property previously owned by any Borrower, to which any Borrower has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA;

(e)    to each Credit Party's best knowledge, after reasonable investigation, there are no underground storage tanks located on any property owned or to be owned or leased by any Borrower that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials;

(f)    to each Credit Party's best knowledge, after reasonable investigation, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Borrower, and no actions by any

Governmental Authority have been taken or, to the knowledge of such Borrower, are in process which could subject any of such properties or assets to such Liens; and

(g)    to each Credit Party's best knowledge, after reasonable investigation, each Borrower has truthfully and fully provided to Administrative Agent, in writing, any and all information relating to environmental conditions in, on, under or from the Projects, known to each Borrower or contained in each Borrower's files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Projects and/or to the environmental condition of the Projects.

Section 3.19 Intellectual Property.

Each Borrower owns, is licensed to use or otherwise has the right to use, all intellectual property that is material to the condition (financial or other), business or operations of such Borrower. To such Borrower's knowledge, each Borrower conducts its business without infringement or claim of infringement of any intellectual property rights of others and there is no infringement or claim of infringement by others of any intellectual property rights of any Borrower, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Solvency.

Each Borrower and Guarantor is Solvent.

Section 3.21 Full Disclosure.

None of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains (with respect to information provided by third parties on behalf of any Credit Party, to the best knowledge of the Credit Parties) any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Administrative Agent and the Lenders have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower's best estimate of such Borrower's future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.22 Interest Rate.

The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents or any of the Financing Documents.

Section 3.23 Representations and Warranties Incorporated from Financing Documents.

As of the Closing Date, each of the representations and warranties made in the Financing Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

Section 3.24 Subsidiaries. There are no Subsidiaries of Borrowers.

ARTICLE 4
AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports.

(a)    Each Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Administrative Agent and the Lenders hereunder.

(b)    Each Borrower will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to each Borrower and each Licensed Operator, in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:

(i)    if applicable, for the Licensed Operator only, a sales and collections report and accounts receivable and payable aging schedule on a form reasonably acceptable to Lender within twenty-five (25) days after the end of each calendar month, which shall include, without limitation, a report of sales, credits issued, and collections received;

(ii)    within twenty-five (25) days of the end of each calendar month, internally prepared monthly financial statements prepared for Borrowers on a consolidated and consolidating basis in accordance with GAAP (including income statements and balance sheets for each Project and a consolidated operating cash flow statement, accompanied by management analysis and actual vs. budget variance reports for each Project;

(iii)    Reserved;

(iv)    within twenty-five (25) days of the end of each calendar month, (A) a current rent roll (including, a monthly schedule of delinquency receipts and payments), and (B) a summary of all leasing activity then taking place with respect to each Project;

(v)    within twenty-five (25) days after the end of each measurement period applicable to any financial covenant hereunder, such financial reports and information as Administrative Agent shall require evidencing compliance with the applicable financial covenants, which reports and information shall include, at a minimum, delivery to Administrative Agent of a Compliance Certificate, and, if requested by Administrative Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Administrative Agent shall reasonably require) evidencing the propriety of the deductions from revenues in determining such compliance;

(vi)    annual projected profit and loss statements (prepared on a monthly basis) for the succeeding fiscal year within forty-five (45) days before the end of each fiscal year;

(vii)    internally prepared annual financial statements prepared for Borrowers on a consolidated and consolidating basis in accordance with GAAP within sixty (60) days after the end of each fiscal year;

(viii)    annual consolidated and consolidating audited financial statements prepared for Borrowers in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent, within one hundred twenty (120) days after the end of each fiscal year;

(ix)    promptly upon receipt thereof, copies of any reports by the independent accountants in connection with any interim audit and copies of each management control letter provided by independent accountants;

(x)    for each Borrower, as requested by Administrative Agent, evidence satisfactory to Administrative Agent that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid in full;

(xi)    for Licensed Operator only, as requested, copies of all cost reports filed with Medicare or Medicaid or any other Third Party Payor;

(xii)    within ten (10) days after Administrative Agent request, a written statement, duly acknowledged by Borrowers, setting forth any right of set-off, claims, counterclaims, withholdings or other defenses to which any of the Collateral or Administrative Agent's rights with respect to the Collateral are subject or that exist against such sums and Borrowers' obligations under the Financing Documents;

(xiii)    within ten (10) days after Administrative Agent request, a written statement, duly acknowledged by Licensed Operator, setting forth any right of set-off, counterclaim or other defense that exists against such sums and Licensed Operator's obligations under any Leases; and

(xiv)    such additional information, reports or statements regarding the Borrowers, the Projects or Licensed Operator as Administrative Agent may from time to time reasonably request.

All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP.

(c)    From time to time, if Administrative Agent determines that obtaining appraisals is necessary in order for a Lender to comply with applicable Laws, each Borrower shall furnish to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market values of all or any portion of the real estate owned by each Borrower. In addition to the foregoing, from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Administrative Agent may require Borrowers to obtain and deliver to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market values of all or any portion of the real estate and personal property owned by each Borrower.

(d)    Promptly upon receipt or filing thereof, each Borrower shall deliver to Administrative Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Governmental Authority.

(e)    Promptly upon their becoming available, Borrower shall deliver to Administrative Agent copies of all Swap Contracts.

Section 4.2 Payment and Performance of Obligations.

Each Borrower (a) will pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, or (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) will maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, (c) will not breach, or permit to exist any default under, the terms of any commitment, contract, instrument or obligation (other than Leases) to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect, and (d) will not breach, or permit to exist any default under, the terms of any Material Lease to which it is a party as a lessor.

Section 4.3 Maintenance of Existence; Single Purpose Entity Requirements.

(a)    Each Borrower will preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

(b)    Each Borrower will preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable to, at all times, comply with all single purpose entity requirements set forth on Exhibit B. If any of the Term Loans are placed in a securitization, then Borrowers shall promptly upon notice from Administrative Agent, amend their respective Organizational Documents to incorporate the single purpose entity requirements set forth on Exhibit B, at Borrowers' sole cost and expense. Neither Borrower's election to provide home healthcare services nor Borrower's compliance with Section 8.3(e) shall be a violation of this Section 4.3(b) or Exhibit B.

(c)    At all times, ARC or a wholly-owned Affiliate of ARC shall own twenty percent (20%) or more of the membership interests in Cypress JV.

Section 4.4 Maintenance of Property; Payment of Taxes; Insurance.

(a)    Each Borrower will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral becomes damaged or destroyed, each Borrower will promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, provided that such Borrower shall only be obligated to repair or restore the affected Collateral if Administrative Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction. Borrowers will not commit or allow waste or permit impairment or deterioration of the Collateral or abandon all or any part of the Collateral. Borrowers will perform such acts to preserve the value of Collateral. Each Borrower will (i) preserve its or their interest in and title to the Collateral and will forever warrant and defend the same to Administrative Agent and Lenders against any and all claims made by, through or under Borrowers, and (ii) except in respect of Permitted Liens, forever warrant and defend the validity and priority of the lien and security interest created in the Security Documents against the claims of all Persons whomsoever claiming by, through or under Borrowers. The foregoing warranty of title shall survive the foreclosure of the Security Documents and shall inure to the benefit of and be enforceable by Administrative Agent in the event Administrative Agent acquires title to any Collateral pursuant to any foreclosure.

(b)    Borrowers will pay or cause to be paid all Taxes prior to the date upon which any fine, penalty, interest or cost for nonpayment is imposed, and furnish to Administrative Agent, upon request, receipted bills of the appropriate taxing authority or other documentation reasonably satisfactory to Administrative Agent evidencing the payment thereof. If Borrowers shall fail to pay any Taxes in accordance with this Section and is not contesting or causing a contesting of such Taxes pursuant to a Permitted Contest, or if there are insufficient funds in the applicable reserves or escrows under Article 2 to pay any such Taxes, Administrative Agent shall have the right, but shall not be obligated, to (for the account of all Lenders) pay such Taxes, and Borrowers shall repay to Administrative Agent, on written demand, any amount paid by Administrative Agent, with interest thereon from the date of the advance thereof to the date of repayment, at the rate applicable during periods of Default hereunder, and such amount shall constitute a portion of the Obligations. Borrowers shall not pay any Taxes or other obligations in installments unless permitted by applicable Laws, and shall, upon the request of Administrative Agent, deliver copies of all notices and bills relating to any Taxes or other charge covered by this Section to Administrative Agent.

(c)    Upon completion of any Permitted Contest, Borrowers shall promptly pay the amount due, if any, and deliver to Administrative Agent proof of the completion of the contest and payment of the amount due, if any, following which Administrative Agent Lender shall return the security, if any, deposited with Lender pursuant to the definition of Permitted Contest.

(d)    Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and rent loss and professional liability and public liability insurance (including products/completed operations liability coverage) in the amounts and on such terms as attached hereto as Schedule 4.4, and (ii) such other insurance coverage in such amounts and with respect to such risks as Administrative Agent may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Administrative Agent. Borrowers will not bring or keep any article on any business location of any Credit Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(d), or would otherwise be prohibited by the terms thereof.

(e)    On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Administrative Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Administrative Agent. Borrowers will deliver to Administrative Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers' insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the request of any Lender through Administrative Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower.

(f)    In the event any Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers' expense to protect Administrative Agent's interests in the Collateral. This insurance may, but need not, protect any Borrower's interests. The coverage purchased by Administrative Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Collateral. The applicable Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance each Borrower is able to obtain on its own.

(g)    Borrowers shall not carry separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section.

Section 4.5 Compliance with Laws.

Each Borrower will comply with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any portion of the Collateral.

Section 4.6 Inspection of Property, Books and Records.

Each Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit at the sole cost of the applicable Borrower, representatives of Administrative Agent and of any Lender (but at such Lender's expense unless such visit or inspection is made concurrently with Administrative Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, Administrative Agent or any Lender exercising any rights pursuant to this Section

4.6 shall give the applicable Borrower commercially reasonable prior notice of such exercise, and shall not (except for and in addition to the annual inspection fee) require Borrower to reimburse the costs and expenses incurred in connection with such visit or inspection for more than one (1) visit per year. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds.

Borrowers will use the proceeds of the Term Loans solely for payment of amounts due in respect of an acquisition of equity interests or assets contemplated by the Financing Documents, transaction fees incurred in connection with the Financing Documents and the refinancing on the Closing Date of Debt. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8 [Reserved.]

Section 4.9 [Reserved.]

Section 4.10 Environmental Covenants.

(a)    Each Borrower covenants and agrees that so long as such Borrower owns, manages, is in possession of, or otherwise controls the operation of the Projects: (i) all uses and operations on or of the Projects, whether by such Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto in all material respects; (ii) there shall be no material Releases of Hazardous Materials in, on, under or from the Projects; (iii) there shall be no Hazardous Materials in, on, or under the Projects, except those that are both (A) in compliance with all Environmental Laws in all material respects and with permits issued pursuant thereto, if and to the extent required, and (B) (I) in amounts not in excess of that necessary to operate the Projects for the purposes set forth herein or (II) fully disclosed to and approved by Administrative Agent in writing; (iv) each Borrower shall keep the Projects free and clear of all Environmental Liens; (v) each Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Subsection 4.10(c) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) each Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Projects, pursuant to any reasonable written request of Administrative Agent, upon Administrative Agent's reasonable belief that any Project is not in compliance with all Environmental Laws in all material respects, and share with Administrative Agent the reports and other results thereof, and Administrative Agent and Lenders shall be entitled to rely on such reports and other results thereof; (vii) each Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Administrative Agent to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Projects as required by Environmental Laws; and (B) comply in all material respects with any Environmental Law; (viii) Borrower shall not allow any Operating Lessee or other user of the Projects to violate any Environmental Law; and (ix) each Borrower shall immediately notify Administrative Agent in writing after it has become aware of (A) any material Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Projects; (B) any non-compliance with any Environmental Laws related in any way to the Projects in any material respects; (C) any actual or potential Environmental Lien against the Projects; (D) any required or proposed remediation of environmental conditions relating to the Projects; and (E) any written or other communication of which any Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) effecting or relating in any way to Hazardous Materials and the Borrowers or any Project.

(b)    Administrative Agent and any other Person designated by Administrative Agent, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Projects at all reasonable times to assess any and all aspects of the environmental condition of the Projects and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Administrative Agent's sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing, provided, however, that so long as no Default has occurred and is continuing, Borrower shall have the right to approve any sampling or other invasive testing, such approval not to be unreasonably withheld. Each Borrower shall cooperate with and provide access to Administrative Agent and any such person or entity designated by Administrative Agent.

(c)    Each Borrower shall establish and comply with that any operations and maintenance program if recommended by Administrative Agent's environmental consultant with respect to the Projects, in form and substance reasonably acceptable to Administrative Agent, and prepared by an environmental consultant reasonably acceptable to Administrative Agent, which program may address any asbestos-containing material or lead based paint that may now or in the future be detected at or on the Projects. Without limiting the generality of the preceding sentence, Administrative Agent may require to the extent reasonable under the circumstances (i) periodic notices or reports to Administrative Agent in form, substance and at such intervals as Administrative Agent may specify, (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (iii) at each Borrower's sole expense, supplemental examination of the Projects by consultants specified by Administrative Agent, (iv) access to the Projects by Administrative Agent, its agents or servicer, to review and assess the environmental condition of the Projects and each Borrower's compliance with any operations and maintenance program, and (v) variation of the operations and maintenance program in response to the reports provided by any such consultants.

(d)    If any Release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower, such Borrower will cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall comply with each

Environmental Law requiring the performance at any Project by any Borrower or any other Credit Party of activities in response to the Release or threatened Release of a Hazardous Material.

(e)    If requested by Administrative Agent, Borrowers will provide Administrative Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Administrative Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Administrative Agent's reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment, could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Syndication.

Borrower will enter into such non-material modifications (which shall in no event adversely change or effect the rights or obligations of Borrowers) to the Financing Documents as Administrative Agent may reasonably request in order to complete a successful syndication of the Loans and the Loan commitments as determined by Administrative Agent in the exercise of its reasonable discretion. Such modifications shall include, without limitation, reallocation of the Term Loan Commitment.

Section 4.12 Further Assurances.

(a)    Each Borrower will at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Administrative Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party, whether now owned or hereafter acquired.

(b)    Upon receipt of an affidavit of an officer of Administrative Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

Section 4.13 Litigation.

Borrowers will give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened (in writing) against any Credit Party which might have a Material Adverse Effect with respect to Borrowers, any other Credit Party or any Project.

Section 4.14 Deferred Maintenance.

During the 12 month period following the Closing Date, Borrowers shall spend at least $375,000 (over and above the expenditures required by Section 2.5(d)) for one or more of the deferred maintenance items reflected on and as required by Schedule 4.14.

Section 4.15 Power of Attorney.

Each of the officers of Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following, all during the existence of an Event of Default: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers' Accounts; (b) execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Administrative Agent under this Agreement; (c) take any action Borrowers are required to take under this Agreement; and (d) do such other and further acts and deeds in the name of Borrowers that Administrative Agent reasonably may deem necessary or desirable to enforce any Account or other Collateral or perfect Administrative Agent's security interest or Lien in any Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.16 Estoppel Certificates.

After written request by Administrative Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.

ARTICLE 5
NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt.

No Borrower will, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for: (a) Debt under the Financing Documents; (b) unsecured Debt in the form of trade payables aged in a manner consistent with ARC's past business practices; but in no event more than ninety (90) days; (c) Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any equipment used by a Borrower in the operation of a Project in the Ordinary Course of Business (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $100,000 per Project; (d) Debt, if any, arising under Swap Contracts; and (e) other Debt approved by Administrative Agent from time to time in its sole discretion.

Section 5.2 Liens.

No Borrower will, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Contingent Obligations.

No Borrower will, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)    Contingent Obligations arising in respect of the Debt under the Financing Documents;

(b)    Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; and

(c)    Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies.

Section 5.4 Restricted Distributions.

No Borrower will, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution at any time during which any Default or Event of Default has occurred and is then continuing, or if such Restricted Distribution is reasonably likely to result in a monetary Default or Event of Default (including, without limitation, any violation of any financial covenant on a pro forma basis).

Section 5.5 Restrictive Agreements.

No Borrower will, directly or indirectly enter into or assume any agreement (other than the Financing Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

Section 5.6 Payments and Modifications of Subordinated Debt.

No Borrower will, directly or indirectly declare, pay, make or set aside any amount for payment in respect of any Subordinated Debt except as may be permitted by the applicable Subordination Agreement.

Section 5.7 Consolidations, Mergers and Sales of Assets.

No Borrower will, directly or indirectly (a) consolidate or merge with or into any other Person, or (b) consummate any Asset Dispositions other than dispositions of personal property assets for cash and fair value that the applicable Borrower determines in good faith is no longer used or useful in the business of such Borrower if all of the following conditions are met: (i) after giving effect to any such disposition, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month and quarter for which information is available as though such disposition and repayment had occurred during such month and quarter and is in compliance with all other terms and conditions of this Agreement; and (ii) no Default or Event of Default then exists or would result from any such disposition.

(b)    Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Borrower shall not suffer or permit any sale, transfer, lease (other than a Lease permitted by this Agreement), conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation (other than Permitted Liens) or other disposition of (i) all or any portion of the Project or any portion of any other security for the Loan, (ii) all or any portion of the Borrower's right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (iii) any interest in Borrower or any interest in Cypress JV (except that ARC or its wholly owned Affiliate may acquire the interest from CNL or an Affiliate of CNL so long as the Mezzanine Loan indebtedness is repaid in full) or General Partner (any of the foregoing, a "Transfer"). In addition, if ARC fails to continue to exercise (A) control over the day to day management and operation of Borrower's business or the Projects pursuant to the Management Agreements, and (B) the power to appoint two members of the committee which manages Cypress JV during the term of the Loan, then Lender may, at Administrative Agent's option, declare the Loan to be immediately due and payable, and Administrative Agent may invoke any remedies permitted by the Financing Documents.

(c)    In addition to the prohibitions set forth in Section 5.7(b) above, Borrower shall not engage in or permit a Transfer that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Internal Revenue Code. Borrower agrees to unwind any such Transfer upon notice from Lender or, at Lender's option, to assist Lender in obtaining such prohibited transaction exemption(s) from the United States Pension and Welfare Benefits Administration with respect to such Transfer as are necessary to remedy such prohibited transactions.

Section 5.8 Purchase of Assets.

(a)    No Borrower will, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; (b) create, acquire or enter into any agreement to create or acquire any Subsidiary; (c) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (d) acquire or own or enter into any agreement to acquire or own any investment in any Person.

Section 5.9 Transactions with Affiliates.

Except as otherwise disclosed on Schedule 5.9, and except for transactions that are disclosed to Administrative Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.

Section 5.10 Modification of Organizational Documents.

No Borrower or Cypress JV will, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required under this Agreement, or by applicable Law and fully disclosed to Administrative Agent, or amendments which are not material, provided that such amendments are submitted to Lender no later than five (5) Business Days before becoming effective.

Section 5.11 Modification of Certain Agreements.

Without Administrative Agent's prior written consent, not to be unreasonably withheld, no Borrower will, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case:

(a)    is contrary to the terms of this Agreement or any other Financing Document;

(b)    could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same;

(c)    results in the imposition or expansion in any material respect of any restriction or burden on any Borrower; or

(d)    reduces in any material respect any rights or benefits of any Borrower (it being understood and agreed that any such determination shall be in the reasonable discretion of the Administrative Agent).

Without Administrative Agent's prior written consent which may be granted or withheld in Administrative Agent's sole and absolute discretion, no Borrower will amend any Management Agreement. Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents.

Section 5.12 Fiscal Year.

No Borrower will change its Fiscal Year without the prior written consent of Administrative Agent.

Section 5.13 Conduct of Business.

No Borrower will, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

Section 5.14 Operating Leases.

No Borrower will lease any Licensed Location under any Operating Lease without Administrative Agent's consent, which may be withheld in Administrative Agent's sole discretion.

Section 5.15 Lease Payments.

No Borrower will, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrowers have so incurred or assumed will exceed, $50,000 per Project for any calendar year under all such leases (excluding Capital Leases).

Section 5.16 Limitation on Sale and Leaseback Transactions.

No Borrower will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction any Borrower sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.17 Compliance with Anti-Terrorism Laws.

Administrative Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Administrative Agent's policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Administrative Agent to identify such party in accordance with Anti-Terrorism Laws.

No Borrower will, directly or indirectly, knowingly enter into any Financing Documents or Material Contracts with any Person listed on the OFAC Lists. Each Borrower shall immediately notify Administrative Agent if such Borrower has knowledge that any Borrower or any additional Credit Party is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6
FINANCIAL COVENANTS

Borrowers agree that, so long as any Credit Exposure exists:

Section 6.1 Definitions.

(a)    As used in this Article 6, the following terms have the following meanings:

(i)    "Debt Yield Ratio" means the ratio (expressed as a percentage) of Net Operating Income (measured for the trailing six (6) months and on an annualized basis) to the average outstanding balance of the Loans at the time of determination.

(ii)    "Debt Service" means all debt service (principal, if any, interest and recurring charges and fees payable under this Agreement).

(iii)    "Debt Service Coverage Ratio" means the ratio of Net Operating Income (measured for the trailing six (6) months and on an annualized basis) to Debt Service (measured for the trailing six (6) months on an annualized basis).

(iv)    "Net Operating Income" means "Operating Revenue" for the applicable period annualized minus "Operating Expenses" for the applicable period.

(v)    "Operating Revenue" means the sum of the following, based on customary industry accounting practices and reasonable adjustments made by Administrative Agent, and adjusted, however, to reflect a vacancy factor equal to the greater of actual vacancy or five percent (5%):

(A)    all amounts collected by or on behalf of Borrowers (including payments from Licensed Operators) from residents of the Project

(including, without limitation, rent, patient day charges, assisted living services, rehabilitation service charges, non-refundable deposits, entrance fees and property fees), as recognized revenue under GAAP, excluding: (1) nonrecurring income, extraordinary items, revenues items of the type described in subpart (C) below and other non-property related income (each as reasonably determined by Administrative Agent); and (2) income from residents (i) that are thirty (30) or more days delinquent, (ii) that have been thirty (30) or more days delinquent two (2) or more times during the immediately prior twelve (12) month period, plus

(B)    without duplication, all revenues of Licensed Operator in the form of reimbursements under Third Party Payor Programs for services rendered during the preceding three (3) months (and specifically excluding any cost report settlements or other payments received in respect of services rendered prior to the preceding three (3) months), plus

(C)    without duplication, other operating revenues of Borrowers not to exceed $1,000.00 per month for vending, catering and special events, food and beverage, parking, subleases and other occupancy payments (other than late fees and interest income) based upon collections and that are a normal, recurring operating revenue, minus

(D)    rebates, free rent and other concessions made by Borrowers (or Manager) to induce residents to enter into Resident Agreements.

(vi)    "Operating Expenses" means the sum of the following for any period: the expenses incurred by Borrowers and Manager in connection with operating the Projects (including any amounts of corporate overhead expense of ARC actually allocated by ARC and/or CNL to Borrowers and/or the Projects, if any), determined on a stabilized accrual basis for such period (as determined in accordance with GAAP, and as reasonably adjusted by Administrative Agent), including, without limitation: (1) recurring expenses (e.g., real estate tax and insurance expenses or deposits, tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Lender) which are not paid out of the replacement reserve, (2) management fees (whether paid or not) in an amount equal to the greater of actual fees accrued or five percent (5%) of effective gross income for the Projects, (3) a replacement reserve (whether reserved or not) of not less than $300 per residential unit per annum, and (4) all interest and fee obligations accruing under any Debt (other than scheduled payments due and owing under the Loan). Insurance expenses shall be calculated at the greater of (1) actual annual insurance premiums plus claims paid or accrued (without duplication) for which no insurance coverage is available, or (2) $400 per residential unit, per year. "Operating Expenses" shall specifically exclude income taxes, depreciation, and amortization.

Section 6.2 [Reserved.]

Section 6.3 [Reserved.]

Section 6.4 [Reserved.]

Section 6.5 Financial Covenant.

Borrowers covenant and agree to maintain the following minimum Debt Yield Ratio and minimum Debt Service Coverage Ratio for the applicable period shown below throughout the term of the Loan:

Testing Period	Minimum Debt Yield Ratio	Minimum Debt Service Coverage Ratio
Each six (6) month period ending December 31, 2006 and March 31, 2007	6.00%	none
Each six (6) month period ending June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008	8.00%	1.10 to 1.00
Each six (6) month period ending June 30, 2008, September 30, 2008 and December 31, 2008	9.00%	1.20 to 1.00
Each six (6) month period thereafter	10.00%	1.20 to 1.00

Determinations of compliance with the covenants in this Section 6.5 (collectively, the "Financial Covenants") shall be calculated as of the first (1st) day of each calendar quarter (commencing with a calculation as of January 1, 2007).

Section 6.6 Evidence of Compliance.

Borrowers shall furnish to Lender, concurrently with the financial reports and documentation required by Section 4.1(b)(v), evidence (in form and content satisfactory to Lender) of Borrowers' compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. Such evidence shall include, without limitation, (a) a statement and report, on a form approved by Administrative Agent, detailing Borrowers' calculations, and (b) if requested by Administrative Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Administrative Agent shall reasonably require) evidencing the propriety of the calculations.

Section 6.7 Financial Covenant Default.

(a)    In the event that Borrowers fail to satisfy either of the Financial Covenants as of any calculation date (i.e., the date as of which covenant compliance is calculated; not the date on which the determination of compliance or non-compliance is made), Borrowers shall, within ten (10) calendar days after the date the financial reports and compliance certificates required by Sections 4.1(b)(v) and 6.6 are due, pay to Administrative Agent, as a mandatory prepayment, an amount (a "Covenant Prepayment") which, if such amount were applied against the outstanding principal balance of the Loans, would be sufficient to satisfy each of the Financial Covenants as of such calculation date, calculating the outstanding principal balance of the Loans after giving proforma effect to such Covenant Prepayment. Failure to satisfy one or both of the Financial Covenants shall be deemed an Event of Default under Section 11.1 only if Borrowers fail to make the Covenant Prepayment, together with the proportionate amount of the Exit Fee owing with respect thereto, within said ten (10) day period.

(b) Notwithstanding the provisions of Section 6.7(a), if Borrowers fail to satisfy one or both of the Financial Covenants for the first or second time during the term of the Loans and no monetary Default or Event of Default has occurred and is continuing, then, instead of applying the required Covenant Prepayment to the Loans, Administrative Agent shall hold such Covenant Prepayment as a cash collateral deposit ("Covenant Deposit") without interest, and the proportionate amount of the Exit Fee otherwise payable with respect thereto will not be payable except as and until provided below. If at any time after Administrative Agent receives a Covenant Deposit, Borrowers satisfy the Financial Covenants (without having to make a Covenant Prepayment and without taking into account the Covenant Deposit) for two (2) consecutive calendar quarters and provided that the Covenant Deposit has not theretofore been applied to the Indebtedness as a result of the occurrence of an Event of Default or the occurrence of a third failure to satisfy either or both of the Financial Covenants, the Covenant Deposit shall be returned to Borrowers. The Covenant Deposit, if any, shall be given proforma application to principal balance of the Loans solely for purposes of determining whether an additional amount should be paid to Administrative Agent and added to the Covenant Deposit if the Financial Covenants is not satisfied for a second time. If the Financial Covenants is not satisfied (whether or not a Covenant Prepayment is made) for a third time, then (i) Administrative Agent shall no longer be required to hold any Covenant Prepayments as a Covenant Deposit and all subsequent Covenant Prepayments shall be applied to the principal balance of the Loans and (ii) the Covenant Deposit, if any, shall be applied to the principal balance of the Loans and the proportionate amount of the Exit Fee with respect thereto shall be due and payable within ten (10) calendar days after the date of determination of non-compliance. The Covenant Deposit shall be Collateral. If an Event of Default occurs at any time, the Covenant Deposit may be immediately applied to the Indebtedness in such order as Administrative Agent determines and the Exit Fee shall be due with respect thereto.

ARTICLE 7
CONDITIONS

Section 7.1 Conditions to Closing.

The obligation of each Lender to make the initial Loans shall be subject to the receipt or waiver by Administrative Agent of each agreement, document and instrument set forth on the closing checklist prepared by Administrative Agent or its counsel and provided to Borrower in anticipation of Closing, each in form and substance satisfactory to Administrative Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent in its sole discretion:

(a)    evidence of the consummation of the transactions (other than the funding of the Loans and the closing of any acquisition for which the proceeds of the Loans are purchase money) contemplated by the Financing Documents;

(b)    the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c)    the absence, since December 31, 2005, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(d)    evidence that ARC and CNL have invested a minimum of $5,450,150 of cash equity in Borrowers, of which CNL has invested a minimum of $1,040,250 of cash equity, in addition to CNL's equity contributions from the proceeds of the Mezzanine Loan, and such equity infusion has been used by Borrowers to fund the transactions under the Financing Documents and otherwise for working capital purposes, and all portions of such cash equity infusion which are not used on the Closing Date to fund the transactions under the Financing Documents shall remain available to Borrowers for working capital purposes and shall be unencumbered (other than by any Lien of Administrative Agent); and

(e)    all conditions to funding of the Mezzanine Loan are satisfied.

Section 7.2 Searches.

Before Closing, and thereafter (as and when determined by Administrative Agent in its discretion), Administrative Agent shall have the right to perform, all at Borrowers' expense, the searches described in clauses (a), (b) and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers' representations and warranties and covenants under this Agreement:

(a)    UCC searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized;

(b)    Judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above;

(c)    Real property title and lien searches in each jurisdiction in which any real property Collateral is located; and

(d)    Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 7.3 Certain Post-Closing Obligations.

Borrowers shall complete and/or satisfy the obligations described on Schedule 7.3 within the time periods set forth therein.

ARTICLE 8
REGULATORY MATTERS

Each Borrower agrees that, so long as any Credit Exposure exists (for the avoidance of doubt, any provisions relating to any CON with respect to any Licensed Location shall be applicable only to the extent CON is required or may hereafter be required under applicable Law with respect to such Licensed Location):

Section 8.1 Representations and Warranties Pertaining to Licensed Locations.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that:

(a)    Each of the Projects is an independent living facility with respect to which no Healthcare Permit is required for the operation thereof. None of the Licensed Locations are in violation of any Health Care Laws, except where any such violation would not have a Material Adverse Effect.

(b)    To the extent healthcare goods or services are provided at a Project, the Borrower that is the owner of such Project has (i) or is in the process of obtaining or causing the Licensed Operator to obtain each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary, if any, to engage in the provision of such goods and/or services and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All Healthcare Permits which have been issued, if any, are valid and in full force and effect. Each Borrower who is the owner of a Licensed Location is or, when the applicable Healthcare Permit is issued, will be in material compliance with the terms and conditions of all such Healthcare Permits except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(c)    If applicable, each Licensed Location has received and maintains accreditation in good standing and without impairment by all applicable accrediting organizations, to the extent required by law (including any equivalent regulation) or the terms of any Lease pertaining to the Licensed Location.

(d)    No Borrower is a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). No Borrower has received notice, and no Borrower is aware of any violation of applicable anti-trust laws of any federal, state or local government or quasi-governmental body, agency, board or other authority pertaining to the Licensed Locations.

(e)    Each Borrower that is the owner of a Licensed Location is the owner of record of any CON pertaining to such Licensed Location. If under applicable Healthcare Laws, the CON for a Licensed Location operated by a Borrower merges into a state-issued license to operate the Licensed Location, then each such Borrower is the owner of record of any CON pertaining to such Licensed Location.

(f)    Each Project located in a state where licensing as an independent living facility is not required under the applicable laws of the state where the Project is located.

(g)    The Licensed Locations and Licensed Operators do not have any uncorrected licensure deficiencies.

(h)    Each of the representations and warranties of the Licensed Operators set forth in Section 8.2 below are true, complete and correct.

(i)    If (i) any Borrower or is or becomes a "covered entity" within the meaning of HIPAA, or (ii) any Borrower is or becomes subject to the "Administrative Simplification" provisions of HIPAA, such Borrower is HIPAA Compliant.

Section 8.2 Representations and Warranties Pertaining to Licensed Operators.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrowers hereby represent and warrant the following to Administrative Agent:

(a)    Each of the representations and warranties of Borrowers set forth in Sections 8.1(a) through 8.1(f) above are true, complete and correct.

(b)    No Licensed Operator is in violation of any of the Health Care Laws, except where any such violation would not have a Material Adverse Effect.

(c)    To the extent goods or services are being provided at a Project which require a Healthcare Permit, each Licensed Operator has (i) or is in the process of obtaining each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the business conducted by it except for such Healthcare Permits with respect to which the failure to obtain would not have a Material Adverse Effect and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All Healthcare Permits which have been issued, if any, are valid and in full force and effect. Each Licensed Operator is or upon issuance of the applicable Healthcare Permits, will be in material compliance with the terms and conditions of all such Healthcare Permits except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(d)    To the extent a Licensed Operator submits claims to Governmental Payors, the Licensed Operator has the requisite provider number and, if required, Healthcare Permits, to bill Governmental Payors, except where the failure to have such provider number or Healthcare Permits would not have a Material Adverse Effect. To the extent a Licensed Operator submits claims to Third Party Payors, the Licensed Operator has any Healthcare Permit necessary to bill Third Party Payors except where the failure to have such Healthcare Permit would not have a Material Adverse Effect. There is no investigation, audit, claim review, or other action pending or, to the knowledge of any Licensed Operator, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number or other Healthcare Permit or result in a Licensed Operator's or Licensed Location's exclusion from any Governmental Payor program or Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any provider agreement related to the Licensed Locations, nor have the Licensed Locations or Licensed Operators made any decision not to renew any provider agreement, nor is there any action pending or threatened to impose material intermediate or alternative sanctions with respect to the Licensed Locations.

(e)    All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by the Licensed Operator will be when submitted materially accurate and complete and will not be misleading in any material respects. No cost reports for the Licensed Locations remain "open" or unsettled, except as otherwise disclosed to Administrative Agent.

(f)    If applicable, each Licensed Operator has received and maintains accreditation in good standing and without impairment by all applicable accrediting organizations, to the extent required by law (including any equivalent regulation) or the terms of any Lease pertaining to the Licensed Location.

(g)    No Licensed Operator has been, or to its knowledge has been threatened to be, (i) excluded from U.S. health care programs pursuant to 42 U.S.C. §1320a7 and related regulations, (ii) "suspended" or "debarred" from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (iii) made a party to any other action by any governmental authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any Law.

(h)    No statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Licensed Locations or any Licensed

Operator (or any officer, director or stockholder of any of the foregoing) during the last three (3) calendar years, and there have been no violations over the past three (3) calendar years which have threatened any certification of the Licensed Locations or any Licensed Operator for participation in Medicare, Medicaid or other Third Party Payor Programs. There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending at the Licensed Locations.

(i)    Neither Licensed Operators nor the Licensed Locations are subject to any proceeding, suit or investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which would have a material adverse effect on any Licensed Operator or the operation of the Licensed Locations, or which would result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate or provider agreement of the Licensed Locations, nor any Healthcare Permit.

(j)    There are no Resident Agreements with patients or residents of the Licensed Locations or with any other persons or organizations which deviate in any material adverse respect from the standard form customarily used at an independent living facility or which conflict with any statutory or regulatory requirements. All resident records at the Licensed Locations and in the possession of or created by the Licensed Operators, including resident trust fund accounts, are true and correct in all material respects.

(k)    Neither the execution nor performance by Licensed Operator of any Financing Documents nor the exercise of any remedies by any party thereunder, will adversely affect Licensed Operator's right to receive payments and reimbursements from Governmental Payors with respect to the Licensed Locations, nor materially reduce the payments and reimbursements from Governmental Payors which Licensed Operator is receiving as of the date hereof.

(l)    Licensed Operator is not a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

(m)    Licensed Operator has received no notice, and is not aware of any violation in any material respect of applicable antitrust laws, employment or landlord-tenant Laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Licensed Locations or Licensed Operator.

(n)    No Licensed Operator, or any of its respective officers, directors, shareholders or members has ever been charged with or investigated for committing any violation of any state or federal statute or regulation involving fraudulent and abusive practices relating to its or his participation in state or federally sponsored reimbursement programs, including, without limitation, fraudulent billing practices. The Licensed Locations and, to the knowledge of the Licensed Operator, their contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Licensed Locations and have maintained their records to reflect such billing practices. No funds relating to the Licensed Operators are now, or, to the knowledge of the Licensed Operators will be, withheld by any Medicare intermediary or other Third Party Payor. Neither the Licensed Locations nor any other healthcare facilities managed by the Licensed Operator, nor any officer, director, shareholder or member of the Licensed Operator has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare Laws; (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (A) not provided as claimed, or (B) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) a facility in order that the facility may qualify for Governmental Authority certification, or (B) information required to be provided under 42 U.S.C. § 1320a-3.

(o)    If applicable, Licensed Operator is HIPAA Compliant.

Section 8.3 Covenants Pertaining to Licensed Locations.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby covenants and agrees with Administrative Agent and each Lender that:

(a)    If required under applicable Healthcare Laws, each Borrower has and shall maintain in full force and effect a valid CON for no less than the number of units in the Licensed Locations as of the date of this Agreement.

(b)    Each Borrower shall maintain any applicable CON free from restrictions or known conflicts which would materially impair the use or operation of each Licensed Location for its current use, and shall not permit any CON to become provisional, probationary or restricted in any way.

(c)    No Borrower shall do (or suffer to be done by a Borrower or any Affiliate of a Borrower) any of the following without Administrative Agent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)    Replace or transfer all or any part of any Licensed Location's units to another site or location;

(ii)    Transfer or demise (other than a demised under an Operating Lease approved by Administrative Agent in writing) any CON or other Healthcare Permit or rights thereunder to any Person (other than Administrative Agent) or to any location other than the Licensed Location to which such CON or Governmental Approval pertains; or

(iii)    Pledge or hypothecate any CON or other Healthcare Permit as collateral security for any indebtedness other than indebtedness to Lender.

(d)    If any Licensed Location is currently accredited by JCAHO, Borrowers shall use diligent efforts to do the following except to the extent that a Licensed Operator is otherwise obligated to do the following pursuant to any Lease: (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to JCAHO a plan of correction for any deficiencies listed on any JCAHO accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such JCAHO accreditation.

(e)    Within twelve (12) months after the Closing Date, Borrowers will cause clinical therapy and rehabilitation services and companion programs to be offered and provided at the Projects and obtain all Healthcare Permits required to offer and provide such services and programs. All revenue from such services shall be payable to a Borrower and not a third party provider.

Section 8.4 Covenants Pertaining to Licensed Operators.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrowers hereby covenant and agree to the following:

(a)    Licensed Operators shall do nothing to cause Borrower to breach any of the provisions of Section 8.3.

(b)    Licensed Operators will:

(i)    timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals, cost reports and other reports of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any material respect and shall not remain open or unsettled);

(ii)    if not issued as of the Closing Date, use diligent efforts to obtain all Healthcare Permits necessary under Healthcare Laws to carry on the business at the Licensed Locations as it is conducted on the Closing Date or as necessary to provide the services and programs described in Section 8.3(e); and once any Healthcare Permit is issued, maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Licensed Location for its current use, all such Healthcare Permits necessary under Healthcare Laws (A) to carry on the business of Licensed Operator as it is conducted on the Closing Date, and (B) if Licensed Operator receives or has applied for Medicaid or Medicare reimbursements as part of its business, to continue to receive reimbursement under Medicare and Medicaid in full compliance with all requirements for participation in, and for the licensure required to provide the services that are reimbursable under, Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987, as the same may be amended, and such other Third Party Payor Programs as to which any Licensed Operator receives or has applied for reimbursement as part of its business;

(iii)    not suffer or permit to occur any of the following:

(A)    any transfer of a Healthcare Permit or rights thereunder to any Person (other than a Borrower or Administrative Agent) or to any location other than a Licensed Location approved by Administrative Agent in advance in writing;

(B)    any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Administrative Agent;

(C)    any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit without Administrative Agent's prior written consent, including, without limitation, (I) any change to the authorized units/beds capacity of any Licensed Location and/or the number of units/beds approved by the applicable Governmental Authority, and (II) any transfer all or any part of any Licensed Location's authorized units or beds to another site or location;

(D)    any voluntary transfer of any resident of any Licensed Location to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of Licensed

Operator) or its payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred;

(E)    without Administrative Agent's prior written consent, the provision by Licensed Operator of additional regulated services at any Licensed Location, including, without limitation, medical services; or

(F)    any fact, event or circumstance for which notice to Administrative Agent is required under Section 8.5;

(iv)    operate or cause the Licensed Locations to be operated in a manner such that the Healthcare Permits remain in full force and effect;

(v)    maintain or cause to be maintained the standard of care for the patients of the Licensed Locations at all times at a level necessary to insure a level of quality care for the patients of the Licensed Locations comparable to that existing on the date of this Agreement;

(vi)    maintain or cause to be maintained a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is in accordance at least, that of the highest prudent industry standard and in conformity with all applicable regulations and laws;

(vii)    operate or cause to be operated the Licensed Location in a prudent manner in compliance in all material respects with applicable Healthcare Laws and cause all Healthcare Permits and any other agreements necessary for the use and operation of the Licensed Location or as may be necessary for participation in Third Party Payor Programs to remain in effect without reduction in the number of licensed beds or beds authorized for use in applicable Third Party Payor Programs;

(viii)    maintain or cause to be maintained sufficient inventory and equipment of types and quantities at the Licensed Location to enable Licensed Operator to adequately to perform operation of the Licensed Location;

(ix)    to the extent required by applicable law, maintain or cause to be maintained all deposits, including, without limitation, deposits relating to patients or Resident Agreements if such deposits are in cash such deposits are to be deposited and held by Licensed Operator (or the Manager under the Management Agreement), as the case may be, at such commercial or savings bank or banks as may be reasonably satisfactory to Administrative Agent, if such deposits are in any other form, such deposits are to be maintained as Administrative Agent may expressly permit. Any bond or other instrument which Licensed Operator (or the Manager under the Management Agreement), as the case may be, is permitted to hold in lieu of cash deposits under any applicable legal requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall be issued by an institution reasonably satisfactory to Administrative Agent, shall, if permitted pursuant to any legal requirements, name Administrative Agent as payee or mortgagee thereunder (or at Administrative Agent's option, be fully assignable to Administrative Agent) and shall, in all respects, comply with any applicable in legal requirements and otherwise be reasonably satisfactory to Administrative Agent. Licensed Operator shall, upon request, provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent of Licensed Operator's compliance with the foregoing. Following the occurrence and during the continuance of any Event of Default, Licensed Operator shall, upon Administrative Agent's request, if permitted by any applicable legal requirements, turn over to Administrative Agent the deposits (and any interest theretofore earned thereon) with respect to the Licensed Locations, to be held by Administrative Agent subject to the terms of their related agreements;

(x)    provide to Administrative Agent no later than two (2) Business Days after request, to the extent applicable, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Licensed Operators (collectively, "Participation Agreements"). Licensed Operators shall at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to Licensed Operators in order to maintain in good standing and without default or limitation all such Participation Agreements; and

(xi)    maintain a corporate health care regulatory compliance program ("CCP") which includes at a minimum, the elements of an effective compliance program, as published in the Federal Register from time to time, by the Department of Health and Human Services, Office of Inspector General (or any successor Governmental Authority), without regard to whether such program is specifically applicable to the operations at the Licensed Locations.

(c)    No Licensed Operator, shall, other than in the normal course of business, change the terms of any of the Medicaid, Medicare or other Third Party Payor Programs or its normal billing payment and reimbursement policies and procedures with respect thereto (including without limitation the amount and timing of finance charges, fees and write-offs).

(d)    No Licensed Operator or any manager of the Licensed Locations shall rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Healthcare Permits for the Licensed Locations.

(e)    If any Licensed Location is currently accredited by JCAHO, Licensed Operators shall (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to JCAHO a plan of correction for any deficiencies listed on any JCAHO accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such JCAHO accreditation.

Section 8.5 Special Notices to Administrative Agent.

Borrowers shall notify Administrative Agent within three (3) Business Days of Borrower's becoming aware of (but in any event prior to Borrowers submitting any requests for advances of reserves or escrows), and shall contractually obligate (via written agreement acceptable to Administrative Agent) the Licensed Operators to notify Administrative Agent of the occurrence of, any of the following facts, events or circumstances, whether existing or pending, together with such supporting data and information as shall be necessary to fully explain to Administrative Agent the scope and nature of the fact, event or circumstance, and shall provide to Administrative Agent within two (2) Business Days of Administrative Agent's request, such additional information as Administrative Agent shall request regarding such disclosure:

(a)    a Licensed Operator or any Credit Party, has become subject to any federal, state, local governmental or private payor civil or criminal investigations, inquiries, validation review, program integrity review or reimbursement audits or statement of deficiencies involving and/or related to its compliance with Healthcare Laws (including, without limitation, an inquiry or investigation of any Person having "ownership, financial or control interest" in any Borrowers (as that phrase is defined in 42 C.F.R. § 420.201 et seq.)) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, but excluding, where such certification is not existent as of the Closing Date, issues related to initial Medicare or Medicaid certification ;

(b)    that an owner, officer, manager, employee or Person with a "direct or indirect ownership interest" (as that phrase is defined in 42 C.F.R. § 420.201) in a Licensed Operator or a Credit Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§ 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(c)    any claims, actions or appeals before any commission, board or agency charged with administering Healthcare Laws or programs operated under Healthcare Laws (including without limitation any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Center for Medicare Services) with respect to any state or federal Medicare or Medicaid cost reports or claims filed by any Licensed Operator, or any disallowance by any commission, board or agency in connection with any audit of such cost reports, to the extent such audits are not routine;

(d)    [Reserved];

(e)    [Reserved];

(f)    any liability in respect of amounts received by Borrowers or any Licensed Operator for the purchase or improvement of any real property under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.;

(g)    the voluntary disclosure by any Credit Party or Licensed Operator to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary or any state's Medicaid program of a potential material overpayment matter involving the submission of claims to such payor by any Licensed Operator;

(h)    receipt by any Credit Party or Licensed Operator of any notice or communication from the Joint Commission on Accreditation of Healthcare Organizations that a Licensed Location is (A) subject to or is required to file a plan of correction with respect to any accreditation survey, or (B) in danger of losing its accreditation due to a failure to comply with a plan of correction;

(i)    any charges of resident abuse which are made in any legal or regulatory proceedings or material licensing violations involving the Licensed Operator at the Licensed Locations;

(j)    if applicable, any health care survey report related to licensure or certification (including, without limitation, an annual or biannual Medicare or Medicaid certification survey report) which includes any statement of material deficiencies pertaining to any Licensed Operator or any of the Licensed Locations (whether via CMS 2567 form or otherwise);

(k)    without duplication, any failure of any Credit Party or Licensed Operator to comply with any covenants or conditions in this Article 8;

(l)    any revocation, suspension, termination, probation, restriction, limitation, denial, or nonrenewal affecting any Licensed Operator with respect to any Medicare and/or Medicaid participation or provider agreement, certification, billing number, assignment (via CMS 855 forms or otherwise), billing agent or electronic funds transfer instruction, including, without limitation, any denial of payment for new admissions; and/or

(m)    any revocation, suspension, termination, probation, restriction, limitation, denial or nonrenewal affecting any Licensed Operator with respect to any participation or provider agreement with any Third Party Payor.

Section 8.6 Cure of Healthcare Laws Violations.

If there shall occur any fact, event or circumstance for which Borrowers or Licensed Operators are required to give Administrative Agent notice under Section 8.5 above, or if there shall occur any breach of this Article 8 (or the corresponding provisions of any Financing Document), Borrowers shall take, and shall cause the Licensed Operators to take (subject to the terms of any Financing Documents and the terms of any Lease to the Licensed Operator), such action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Healthcare Laws, and shall thereafter diligently pursue the same to a favorable conclusion, all to the effect that the fact, event or circumstance giving rise to Borrowers' or Licensed Operators' notice obligation under Section 8.5 or the breach of this Article 8 (or the corresponding provisions of any Financing Documents), shall be dismissed, rescinded, eliminated and otherwise cease to exist on that date which is the earlier to occur of (a) sixty (60) days after the date any Borrower became aware of such fact, event or circumstance, or (b) the expiration of any cure period given under applicable Healthcare Laws to cure any such breach. Provided that Borrowers are at all times in compliance with the foregoing covenants and diligently pursue and obtain the cure described above within the timeframe described above, the existence of any fact, event or circumstance for which Borrowers or Licensed Operators are required to give Administrative Agent notice under Section 8.5, or the existence of a breach of this Article 8 (or the corresponding provisions of any Financing Documents), shall not, in and of itself, constitute a breach of Borrowers' or Licensed Operators obligations hereunder or thereunder unless the same shall (y) have a Material Adverse Effect, or (z) have occurred as a result of any Credit Parties' or any Licensed Operators' negligence, willful misconduct, willful breach of this Agreement or Healthcare Laws or failure to adhere to commercial reasonable standards of operations.

Section 8.7 Licensed Operator; Manager.

(a)    Without in any way limiting the other provisions of this Agreement, Borrowers shall not change the Licensed Operator of any Licensed Location. Borrowers shall cause the Licensed Locations at all times to be operated by the Licensed Operators identified on Schedule 8.7. If the Licensed Operator for a Licensed Location is a Person separate and distinct from Borrowers as of the date of this Agreement, then, without Administrative Agent's prior written consent, no Borrower shall become the Licensed Operator for such Licensed Location, nor shall Borrowers or any Affiliate of any Borrower render any regulated healthcare service at any Licensed Location in connection with or in the furtherance of the operation of the Licensed Location.

(b)    Borrowers shall not change or permit any Licensed Operator to change the manager of any Licensed Location or make any modification, amendment, termination or cancellation of any management contract for any Licensed Location or agreements with brokers, without the prior written consent of Administrative Agent in its sole and absolute discretion. Any substitute property manager shall be required to enter into an assignment and subordination of management or operating agreement in form and substance reasonably satisfactory to Administrative Agent. Borrowers shall, and shall cause the Projects initially and at all times until a substitute property manager is approved by Administrative Agent to be managed by ARC or an Affiliate or Affiliates of ARC approved by Administrative Agent (collectively in the singular, the "Manager") pursuant to management/operating agreements approved by Administrative Agent in writing (the "Management Agreements"). Such restrictions and approval rights are solely for the purposes of assuring that the Projects are managed and operated in a first-class manner consistent with Healthcare Laws and the preservation and protection of the Licensed Locations as security for the Obligations and shall not place responsibility for the control, care, management or repair of the Licensed Locations upon Administrative Agent, or make Administrative Agent responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Licensed Locations.

Section 8.8 Transfer of Healthcare Permits and Operations.

Upon written notice from Administrative Agent to Borrowers following the occurrence of an Event of Default that is continuing hereunder, or immediately if, at any time during the term hereof, a Licensed Operator vacates any Licensed Location, the following provisions shall be effective:

(a)    Borrowers shall, or shall cause Licensed Operator to, cooperate with the Administrative Agent to effectuate a change of ownership of the Healthcare Permits for any Licensed Location to a replacement operator designated by Administrative Agent ("Replacement Operator"), subject to required approval of any Governmental Authority, and in connection therewith, cooperate to effectuate, if requested, the assignment of any Third Party Payor or Governmental Payor contracts (to the extent assignable). Borrowers further shall provide to Administrative Agent all information and records requested by Administrative Agent in connection with the change of ownership of the Healthcare Permits; and

(b)    In order to facilitate an efficient transfer of the operations of any Licensed Location, Borrowers shall, if and to the extent requested by Administrative Agent, (i) deliver to Administrative Agent copies of all Healthcare Permits and the most recent reports and notices pertaining to such Licensed Location required to be delivered under Section 8.5; (ii) continue and maintain, and cause Licensed Operator to continue and maintain, the operation of such Licensed Location in the ordinary course of business, including, without limitation, the retention of all residents at the Licensed Location to the fullest extent possible until the transfer of the operations of such Licensed Location to the Replacement Operator is completed; (iii) enter into such operation transfer agreements, management agreements, and other agreements as may be requested by Administrative Agent until the transfer of the operations of such Licensed Location to the Replacement Operator is completed; and (iv) provide continued access to Administrative Agent and its agents to show such Licensed Location to potential replacement operators. Subject to all laws governing the privacy and confidentiality of individually identifiable health information, Borrowers hereby consents to the disclosure by Administrative Agent to potential replacement operators of Borrowers' financial statements, licensure reports and surveys, financial and property due diligence materials and other documents, materials and information relating to the Licensed Locations.

ARTICLE 9
REAL PROPERTY MATTERS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 9.1 Leases; Resident Agreements.

(a)    Without the prior written consent of Administrative Agent, Borrowers shall not: (i) enter into any Leases, other than Permitted Leases; (ii) modify, amend, renew, surrender, terminate, consent to a sublease of, consent to a transfer of, abate rent or other payments due under or otherwise grant any financial or other concession under any Material Lease or any Permitted Lease if the effect thereof would cause the Permitted Lease to become a Material Lease; (iii) accept any rental payment under any Leases more than one (1) month in advance of its due date or in violation of the cash management or lockbox provisions of this Agreement; or (iv) enter into any ground lease or master operating lease of any Project.

(b)    Without the prior written consent of Administrative Agent, Borrowers shall not, and shall not permit the Manager to: (i) modify in any material respect the form of Resident Agreement previously approved by Administrative Agent; provided that Borrowers will submit all proposed form modifications to Administrative Agent prior to the use thereof, (ii) accept any payment under any Resident Agreement more than one (1) month in advance of its due date or in violation of the cash management or lockbox provisions of this Agreement; (iii) enter into any subleases with respect to any Project except for Permitted Leases; (iv) modify, amend, renew, surrender, terminate, consent to a sublease of, consent to a transfer of, abate rent or other payments due under or otherwise grant any financial or other concession under any sublease (except for Permitted Leases) with respect to any Project; or (v) enter into any Resident Agreement for a term of more than one (1) year, or upon rates other than market rates or upon a form that fails to comply in all material respects with applicable Laws.

(c)    Borrowers shall, and shall cause Licensed Operator to, provide Administrative Agent with a copy of all Material Leases no less than ten (10) days prior to execution of such Leases and such Leases shall be on the form of lease previously approved by Administrative Agent (which form shall include an automatic attornment provision whereby, in the event of a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its lease in the event of such foreclosure). If Administrative Agent consents to any new Material Lease or the modification or renewal of any existing Material Lease, at Administrative Agent's request, Borrowers or Licensed Operator, as applicable, shall cause the tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Administrative Agent.

(d)    Any Operating Lease (or, at Administrative Agent's option, any subordination agreement between Administrative Agent and the Operating Lessee pertaining to such Operating Lease) shall at all times be in form and substance satisfactory to Administrative Agent.

(e)    Borrowers shall not suffer or permit any breach or default to occur in any of Borrowers' obligations under any of the Material Leases nor suffer or permit the same to terminate by reason of any failure of Borrowers to meet any requirement of any Material Lease.

(f)    Borrowers shall not suffer or permit any breach or default by a Licensed Operator to occur in any of the Licensed Operator's obligations under any Resident Agreement nor suffer or permit the same to terminate by reason of any failure of the Licensed Operator to meet any requirement of any Resident Agreement.

(g)    If any Borrower has authorized or permitted an Operating Lessee to apply for or maintain the CON, or if the CON for a Licensed Location operated by an Operating Lessee merges into a state-issued license to operate the Licensed Location, Borrower shall not, at any time, pledge, transfer, hypothecate or otherwise alienate the CON.

(h)    If the Licensed Operator (other than ARC) for a Licensed Location is a Person separate and distinct from the Borrowers, then the Licensed Operator's use or occupancy of the Licensed Location shall at all times be pursuant to a management or service agreement (each, a "Service Agreement") approved by Administrative Agent. The term Service Agreement shall not include the Management Agreement. Any Service Agreements existing as of the Closing Date are identified on Schedule 9.1(h). Each Service Agreement shall provide Administrative Agent the right to terminate the rights of the Licensed Operator upon Administrative Agent (or its designee) or any receiver taking possession of the applicable Project or acquisition of the applicable Project through foreclosure, a deed in lieu of foreclosure UCC sale or otherwise. In the event a Licensed Operator loses its license to provide the goods or services covered by a Service Agreement, Borrowers shall act in good faith to promptly replace such Service Agreement or assist such Licensed Operator to reinstate such license in accordance with the terms of the applicable Service Agreement.

Section 9.2 Project Use and Operation.

(a)    Without the prior written consent of Administrative Agent in each instance, which consent shall not be unreasonably withheld or delayed, Borrowers shall not demolish, remove, construct, or, except as otherwise expressly provided herein, restore, or alter the Projects or any portion thereof in any material respect; nor consent to or permit any such demolition, removal, construction, restoration, addition or alteration which would diminish in any material respect the value of the Projects. No excavation, construction, earth work, site work or any other mechanic's lienable work shall be done to or for the benefit of a Project, without Administrative Agent's approval, except for normal repair and maintenance in the ordinary course of business. Borrowers shall, at their expense, (i) take good care of the Projects including grounds generally, and utility systems and sidewalks, roads, alleys, and curbs therein, and shall keep the same in good, safe and insurable condition and in compliance with all applicable Laws in all material respects, (ii) promptly make all repairs to the Projects, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen, which are necessary in order to maintain the Projects in a manner consistent with their quality and use as required hereby, and (iii) not commit or suffer to be committed any waste of the Projects or do or suffer to be done anything which will increase the risk of fire or other hazard to the Projects or impair the value thereof. Borrowers shall keep the sidewalks, vaults, gutters and curbs comprising, or adjacent to, the Projects, clean and free from dirt, snow, ice, rubbish and obstructions.

(b)    Unless required by applicable Law, Borrowers shall not permit or engage in changes in the use of any Project (including any change from residential to non-residential use, or from non-residential use to residential use) from the use at the time this Agreement was executed without Administrative Agent's prior written consent. Borrowers shall not request and shall not initiate or acquiesce in a change in the plat of subdivision, or zoning classification or use of any Project, or grant any encumbrances or easements burdening any Project, without in each case obtaining Administrative Agent's prior written consent, not to be unreasonably withheld. Borrowers shall not desert or abandon the Projects or cause or permit the use or occupancy of any part of the Projects to be discontinued if such discontinuance or use change would violate in any material respect any zoning or other law, ordinance or regulation.

(c)    Borrowers shall not, and neither shall permit, the Projects or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form or ownership.

(d)    All of Borrowers' personal property delivered upon, attached to, used or required to be used in connection with the operation of any Project (collectively, the "FF&E") shall always be located at such Project and except as otherwise permitted herein shall be kept free and clear of all Liens other than the Permitted Liens. Borrowers shall not, without the prior written consent of Administrative Agent, remove or permit to be removed from any Project any of the FF&E except to repair or replace the same except as otherwise permitted herein.

(e)    Borrowers shall not consent to or initiate the joint assessment of any Project (i) with any other real property constituting a separate tax lot and Borrowers represent and covenant that each Project is are and shall remain a separate tax lot, or (ii) with any portion of the Projects which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Project as a single lien.

Section 9.3 Casualty Proceeds.

(a)    Borrowers shall notify Administrative Agent promptly of the commencement or threat of any Taking of the Projects or any portion thereof or of the occurrence of any casualty with respect to any Project.

(b)    Subject to the provisions of Section 9.4 below, Administrative Agent may elect to collect, retain and apply against the Obligations of Borrowers under this Agreement or any of the other Financing Documents all proceeds of insurance resulting from any loss at any Project or of any Taking of all or any portion of a Project (individually and collectively referred to as "Casualty Proceeds") after deduction of all expenses of collection and settlement, including attorneys' and adjusters' fees and charges. If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and Administrative Agent jointly, such Borrower authorizes Administrative Agent to endorse such Borrower's name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. Administrative Agent is authorized and empowered, and each Borrower hereby irrevocably appoints Administrative Agent as its (or their) attorney-in-fact (such appointment is coupled with an interest), at Administrative Agent's option, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrowers, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss. Any Casualty Proceeds remaining after repayment of the Obligations shall be paid by Administrative Agent to Borrowers.

(c)    Notwithstanding anything in Section 9.3(b) to the contrary, in the event of any casualty to any Project or any Taking of part of any Project, Administrative Agent agrees to make available the Casualty Proceeds to restoration of the Project if (i) no Event of Default exists, (ii) all Casualty Proceeds are deposited with Administrative Agent, (iii) in Administrative Agent's reasonable judgment, the amount of Casualty Proceeds, together with additional amounts, if any, deposited by Borrower with Administrative Agent, available for restoration of the Project is sufficient to pay the full and complete costs of such restoration, (iv) the casualty or Taking will not require residential units at the affected Project comprising in the aggregate more than fifteen percent (15%) of the occupancy space at the Project to become vacant during the restoration, (v) the income to Borrowers from such affected Project (excluding the effect of business interruption or rent loss insurance) will not decrease more than fifteen percent (15%) as a result of such casualty or Taking, (vi) in Administrative Agent's sole determination, the Obligations will not exceed seventy-five percent (75%) of the fair market value of the Project (based upon Administrative Agent's allocation of the Loan to such Project) after completion of restoration but prior to any re-tenanting, (vii) in Administrative Agent's reasonable determination, the affected Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, and (viii) in Administrative Agent's reasonable determination, such restoration is likely to be completed not later than six (6) months prior to the Termination Date.

(d)    Notwithstanding the foregoing, if the damage to the Project does not exceed $1,250,000, and so long as no Default has occurred and is continuing, Borrowers shall be entitled to receive the Casualty Proceeds attributable thereto, provided, however, that Borrowers shall use the Casualty Proceeds to restore or rebuild the Project in all material respects to its condition prior to such casualty or Taking.

Section 9.4 Borrowers' Obligation to Rebuild and Use of Casualty Proceeds Therefor.

(a)    In case Administrative Agent does not elect to apply or does not have the right to apply the Casualty Proceeds to the Obligations, as provided in Section 9.3 above, Borrowers shall:

(i)    Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and except as provided in Section 9.3(d) above, cause the Casualty Proceeds to be deposited with Administrative Agent;

(ii)    In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Casualty Proceeds, deposit with Administrative Agent the full amount required to complete construction as aforesaid;

(iii)    If the damage exceeds $1,250,000, in the event the Casualty Proceeds are insufficient to assure Administrative Agent that the all contemplated repairs or construction will be completed, promptly deposit with Administrative Agent any amount necessary to assure that such contemplated repairs or construction will be completed; and

(iv)    Promptly proceed with the assumption of construction of the applicable Project, including the repair of all damage resulting from such fire, Taking or other cause and restoration to its former or reasonably equivalent condition in all material respects.

(b)    Any request by Borrowers for a disbursement by Administrative Agent of Casualty Proceeds and funds deposited by Borrowers shall be subject to reasonable construction loan type draw requirements as determined by Administrative Agent.

(c)    Notwithstanding anything to the contrary, if the damage to the applicable Project does not exceed $1,250,000 and so long as no Default has occurred and is continuing, Borrowers may settle and adjust any claim without the consent of Administrative Agent and agree with the insurance company or companies (or Governmental Authority, in the case of a Taking) on the amount to be paid upon the loss, provided, however, that such adjustment is carried out in a competent and timely manner. Any monies collected under this subsection (c) shall be applied in accordance with Section 9.3(d) below.

(d)    If the damage to the applicable Project exceeds $1,250,000, then Administrative Agent may elect to file the respective proof of loss, settle and adjust any claim without the consent of Borrowers and agree with the insurance company on the amount of the Casualty Proceeds in the place and stead of Borrowers and without the consent of Borrowers; provided, however, that so long as no Event of Default exists, Administrative Agent agrees to work with Borrowers and to keep Borrowers fully apprised of any and all action Administrative Agent takes to settle or adjust any claim. Borrowers hereby release

Administrative Agent from any and all liability with respect to the settlement and adjustment by Administrative Agent of any claims in respect of any casualty.

Section 9.5 Tax Reduction Proceedings.

After and during the continuance of an Event of Default, Borrowers shall be deemed to have appointed Administrative Agent as their attorney-in-fact to seek a reduction or reductions in the assessed valuation of the Projects for real property tax purposes or for any other purpose and to prosecute any action or proceeding in connection therewith. This power, being coupled with an interest, shall be irrevocable for so long as any part of the Obligations remains unpaid and any Event of Default shall be continuing.

Section 9.6 Commingling; FIRPTA.

No Borrower has commingled the funds related to the Projects with funds from any other property. Neither Borrowers nor any partner, stockholder, member or other principal in Borrowers is or will be, and no legal or beneficial interest of a partner, stockholder, member or other principal in Borrowers is or will be held, directly or indirectly, by a "foreign corporation", "foreign partnership", "foreign trust", "foreign estate", "foreign person", "affiliate" of a "foreign person" or a "United States intermediary" of a "foreign person" within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

Section 9.7 Representations and Warranties.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender the following with respect to each individual Project, standing alone and without reliance upon any other Project:

(a)    Except as disclosed to Administrative Agent in writing, (i) no condemnation of any portion of any Project, has commenced or, to any Borrower's knowledge, is contemplated by any Governmental Authority, (ii) except as disclosed to Administrative Agent in writing, no condemnation or relocation of any roadways abutting any Project has commenced or, to any Borrower's knowledge, is contemplated by any Governmental Authority, and (iii) no proceeding to deny access to any Project from any point or planned point of access to any Project, has commenced or, to any Borrower's knowledge, is contemplated by any Governmental Authority.

(b)    Except as disclosed to Administrative Agent in writing the contemplated use of any Project as an independent living facility and the contemplated accessory uses do not violate, in any material respects, (i) any Laws (including subdivision, zoning and building Laws and Environmental Laws), or (ii) any building permits, covenants, conditions and restrictions of record, or agreements affecting any Project or any part thereof. Neither the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use any Project is to any extent dependent upon or related to any real estate other than the real property constituting the Collateral. Except as disclosed to Administrative Agent on the land title surveys delivered to Administrative Agent prior to the Closing Date, no building or other improvement encroaches upon any property line, building line, set back line, side yard line or any recorded or visible easement (or other easement of which Borrowers are aware or has reason to believe may exist) with respect to any Project. Except as disclosed on such surveys, no Project is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or designated as a wetland by any governmental entity having jurisdiction over the Project. All Permits required for the use and occupancy of the Project have been obtained. All Laws relating to the construction of and operation of the Improvements have been complied with in all material respects and all permits and licenses required for the construction of and operation of the Project have been obtained. The Project is accessible through fully improved and dedicated roads, accepted for maintenance and public use by public authority having jurisdiction. The Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws. The Project includes all property and rights that may be reasonably necessary or desirable to promote the present uses and enjoyment thereof. To the best of each Borrower's knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions or restrictions of record, or other agreements relating to any Project, or the improvements thereto, or any part thereof. Final certificates of occupancy or non-residential use permits have been obtained for all improvements on the Project. The parcels of land comprising the Project are contiguous, subdivided parcels and are in full compliance with applicable subdivision ordinances. No subdivision or resubdivision of such parcels is required to: (y) convey, transfer, assign or lease such parcels, either individually or as a whole; or (z) rebuild after a casualty all or any portion of the improvements on the Project to current size and configuration.

(c)    The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel. There are no unpaid or outstanding real estate or other taxes or assessments on or against any Project or any part thereof, except general real estate taxes for fiscal year 2006 not yet due or payable. To each Credit Party's knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of any Project.

(d)    There has been no damage or destruction of any part of any Project by fire or other casualty that has not been repaired. Except for the deferred maintenance items, if any, reflected on Schedule 4.14 or as part of routine maintenance or capital improvements required to be made by Borrowers under this Agreement, there are presently no material existing defects in any Project and no material repairs or alterations thereof are reasonably necessary or appropriate.

(e)    No Borrower has entered into any Material Leases that are currently in effect other than as set forth on the rent roll delivered by Borrower to Administrative Agent prior to the closing of the Loans, which Borrower certifies is true and correct in all material respects. True, correct and complete copies of the form of Lease, Resident Agreement and other lease or care documents and all non-residential Leases, as amended, as in effect with respect to Borrower's or Operator's operation of the Project, have been delivered to Administrative Agent. All Material Leases are in full force and effect. Neither Borrower nor any tenant is in material default under any Material Lease. Borrower has disclosed to Administrative Agent in writing any material default by any tenant under any Material Lease and no notice of termination has been issued under any Lease. All rents or other payments required of the tenant under the Material Lease due to date have been collected and have been collected no more than one (1) month in advance, and no tenant has been granted any rent concession or inducement whatsoever except as reflected on the rent roll previously delivered to Administrative Agent.

(f)    The Resident Agreements comply with all applicable Laws in all material respects, including Healthcare Laws.

ARTICLE 10
SECURITY AGREEMENT

Section 10.1 Generally.

(a)    As security for the payment and performance of the Obligations, and the payment and performance of all obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Administrative Agent a continuing first priority Lien on and security interest in, upon, and to all right, title and interest in and to any and all property and interests in property of Borrowers whether now owned or hereafter created, acquired or arising including all of the following properties and interests in properties (the "Personal Property"; unless otherwise defined in this Agreement, all terms used in this Article 10 shall have the meanings given them in Article 9 of the Uniform Commercial Code):

(i)    All of Borrowers' Accounts, and all of Borrowers' money, contract rights, chattel paper, documents, deposit accounts, securities, investment property and instruments with respect thereto, and all of Borrowers' rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing;

(ii)    To the extent not listed above, all of Borrowers' money, securities, investment property, deposit accounts, instruments, general intangibles, healthcare insurance receivables, inventory and other property and the proceeds thereof;

(iii)    All of Borrowers' letter-of-credit rights and commercial tort claims;

(iv)    All of Borrowers' now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof and all present and future warranties, manuals and other written materials relating thereto;

(v)    All of Borrowers' now owned or hereafter acquired goods of any kind and any and all tangible and intangible books and records of Borrowers relating to Borrowers, their businesses, their financial condition, records and statements, the Licensed Locations and/or the Collateral; and

(vi)    To the extent not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of any or all of the foregoing, and all accessions to, substitutions for or replacements of and rents and profits from any or all of the foregoing.

(b)    Pursuant to the Liens created pursuant to Section 10.1 and pursuant to all of the other Security Documents (if any) (including, without limitation, any and all UCC financing statements being filed by Administrative Agent against any Credit Party), and assuming that any such Security Document that is intended to be filed with any governmental public recording office has been so filed, Administrative Agent has been granted and has a valid and perfected first priority security interest and Lien in the Collateral, including the Personal Property (subject only to any Permitted Liens permitted under the terms of this Agreement and the other Financing Documents) securing the payment of the Obligations, and such security interests and Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable Laws as enacted in any relevant jurisdiction which relate to perfected security interests. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Administrative Agent of the security interests and Liens in the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Administrative Agent of its rights and remedies with respect to the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC.

Section 10.2  Covenants Relating to Collateral.

(a)    Borrowers shall not take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Administrative Agent of Borrowers' intention to take any such action and have executed any and all documents, instruments and agreements and taken any other actions with Administrative Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Administrative Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower, or (ii) change the jurisdiction of incorporation or formation of any Borrower or allow any Borrower to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower.

(b)    Borrowers shall cause all equipment and other tangible personal property other than inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.

(c)    Each Borrower hereby authorizes Administrative Agent to file without the signature of such Borrower one or more UCC financing statements relating to all or any part of the Collateral, which financing statements may list Administrative Agent as the "secured party" and such Borrower as the "debtor" and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as "all assets" of such Borrower now owned or hereafter acquired), in such jurisdictions as Administrative Agent from time to time determine are appropriate, and to file without the signature of such Borrower any continuations of or amendments to any such financing statements, in any such case in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to the Collateral.

(d)    Without limiting or contradicting any of the provisions of Sections 4.1, 10.3(b) 10.3(c) or any other provisions of the Financing Documents requiring the delivery by Borrowers to Administrative Agent and/or the Lenders of any reports, certificates, information or schedules, Borrowers shall furnish to Administrative Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.

Section 10.3 UCC Remedies.

(a)    Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Administrative Agent, in addition to all other rights, options, and remedies granted to Administrative Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i)    The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)    The right to (by its own means or with judicial assistance) enter any of Borrowers' premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers' original books and records, to obtain access to Borrowers' data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Administrative Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers' books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Administrative Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Administrative Agent or its designees such books and records, and to follow Administrative Agent's instructions with respect to further services to be rendered);

(iii)    The right to require Borrowers at Borrowers' expense to assemble all or any part of the Collateral and make it available to Administrative Agent at any place designated by Lender;

(iv)    The right to notify postal authorities to change the address for delivery of Borrowers' mail to an address designated by Administrative Agent and to receive, open and dispose of all mail addressed to any Borrower; and

(v)    The right to enforce Borrowers' rights against Account Debtors and other obligors, including, without limitation, the right to collect Accounts directly in Administrative Agent's own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.

(b)    Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Collateral to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

ARTICLE 11
EVENTS OF DEFAULT

Section 11.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an "Event of Default":

(a)    Borrowers shall fail to pay all amounts due under the Financing Documents on the Termination Date or any Borrower shall fail to pay within five (5) days of when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document;

(b)    any Borrower shall fail to observe or perform any covenant contained in Section 2.12, Section 4.4(b), Section 4.4(d), Section 4.7, Section 4.10, Article 5, Article 6 (subject to the provisions of Section 6.7), Section 8.3(c), clauses (iii), (iv) or (x) of Section 8.4(b), Section 8.4(c), Section 8.4(e) or Section 8.5 or Borrowers shall fail to deliver any financial reports or statements when due under Section 4.1 and such default is not remedied or waived within five (5) Business Days after receipt by Borrower Representative of notice from Administrative Agent of such default, or Borrowers shall fail to permit any visit or inspection required by Section 4.6 within two (2) Business Days after notice;

(c)    any Event of Default under and as defined in any other Financing Document occurs or any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 11.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Administrative Agent or Required Lenders of such default or (ii) actual knowledge of any Borrower or any other Credit Party of such default, provided, however, if such default cannot by its nature be cured within thirty (30) days, but such Credit Party commences cure within said thirty (30) day period and diligently pursues such cure thereafter, such Credit Party shall have an additional reasonable time to complete such cure up to a maximum of ninety (90) days or any Event of Default under and as defined in any other Financing Document occurs;

(d)    any representation, warranty, certification or statement made by any Credit Party or to Borrowers' knowledge any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made;

(e)    (i) failure of any Borrower to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause, or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $100,000 to become or be declared due prior to its stated maturity; or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(f)    any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)    an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)    (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000;

(i)    one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $1,000,000 shall be rendered against any or all Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j)    ARC shall cease to, directly or indirectly, own and control at least (i) 20% of the outstanding equity interests of Cypress JV, or (ii) Cypress JV ceases to own all of the membership interests in General Partner;

(k)    any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Borrower shall so assert;

(l)    any Borrower shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days;

(m)    the institution by any Governmental Authority of criminal proceedings against any Credit Party; or

(n)    Borrowers shall fail to perform any of the post-closing obligations as required by Section 7.3 and Schedule 7.3; or

(o)    ARC breaches any financial covenant contained in a Financing Document Guaranty.

All cure periods provided for in this Section shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 11.2 Acceleration.

Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and shall if requested by Required Lenders, by notice to Borrower Representative declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 11.1(f) or 11.1(g) above, without any notice to any Borrower or any other act by Administrative Agent or the Lenders, all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 11.3 [Reserved.]

Section 11.4 Default Rate of Interest.

At the election of Administrative Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are five percent (5.0%) per annum in excess of the rates otherwise payable under this Agreement (each, the "Default Rate").

Section 11.5 Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender's Affiliates at any of its offices for the account of such Borrower (regardless of whether such balances are then due to such Borrower), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender's Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 11.5.

Section 11.6 Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all reasonable fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all reasonable fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding (excluding any Obligations in respect of any Swap Contract); fifth, to the Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted by the terms of this Agreement; and fifth, to any other indebtedness or obligations of Borrowers owing to Administrative Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance (including any holder of the indebtedness evidenced by the Affiliated Financing Documents) or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 11.7 Waivers.

(a)    Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, instruments, chattel paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent's or any Lender's taking possession or control of, or to Administrative Agent's or any Lender's replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)    Each Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Administrative Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)    To the extent that Administrative Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Administrative Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Administrative Agent's or any Lender's acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Administrative Agent's and such Lender's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent as the result of an Event of Default shall not be a waiver of Administrative Agent's right to accelerate the maturity of the Loans, nor shall Administrative Agent's receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party's default in payment of sums secured by any of the Financing Documents.

(d)    Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Administrative Agent and Lenders are not subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent or Lenders shall remain in full force and effect until Administrative Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers' obligations under the Financing Documents.

(e)    Nothing contained herein or in any other Financing Document shall be construed as requiring Administrative Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers' obligations under the Financing Documents in preference or priority to any other Collateral, and Administrative Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers' obligations under the Financing Documents. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Administrative Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Administrative Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Administrative Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)    To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of the any of the Collateral or require Administrative Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.

Section 11.8 Injunctive Relief.

The parties acknowledge and agree that, for certain Events of Default, Administrative Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such Events of Default. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Documents executed by the Credit Party.

Section 11.9 Marshalling.

Administrative Agent and Lenders shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Administrative Agent or Lenders by any Credit Party.

ARTICLE 12
EXPENSES AND INDEMNITY

Section 12.1 Expenses.

Each Borrower hereby agrees to promptly pay (a) all reasonable costs and expenses of Administrative Agent (including without limitation the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Administrative Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated by the Financing Documents, in connection with the performance by Administrative Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents, including (i) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (ii) any periodic public record searches conducted by or at the request of Administrative Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (b) without limitation of the preceding clause (a), all costs and expenses of Administrative Agent (including recordation and transfer taxes) in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, (c) without limitation of the preceding clause (a), all costs and expenses of Administrative Agent in connection with (i) protecting, storing, insuring, handling, maintaining or selling any Collateral; (ii) any litigation, dispute, suit or proceeding relating to any Financing Document; and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (d) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, however, that to the extent that the costs and expenses referred to in this clause (d) consist of fees, costs and expenses of counsel, Borrowers shall be obligated to pay such fees, costs and expenses for counsel to Administrative Agent and for only one counsel acting for all Lenders (other than Administrative Agent).

Section 12.2 Indemnity.

Each Borrower hereby agrees to indemnify, pay and hold harmless Administrative Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Administrative Agent and Lenders (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (a)(i) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Borrower, or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (ii) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (iii) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Borrower, (b) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and (c) any brokerage claims in connection with the sale or any leasing of any Project, except that no Borrower shall have any obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or for any liability with respect to clauses (a) or (c) first occurring after transfer of title of a Project following a foreclosure or pursuant to a conveyance in lieu of foreclosure provided that the applicable Borrower is no longer in possession of the applicable Project. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

ARTICLE 13
ADMINISTRATIVE AGENT

Section 13.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 13.16 and to the terms of the other Financing Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 13 are solely for the benefit of Administrative Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 13.2 Administrative Agent and Affiliates.

Administrative Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Administrative Agent hereunder.

Section 13.3 Action by Administrative Agent.

The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 13.4 Consultation with Experts.

Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 13.5 Liability of Administrative Agent.

Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 13.6 Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 13.7 Right to Request and Act on Instructions.

Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 13.6.

Section 13.8 Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 13.9 Collateral Matters.

Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Administrative Agent under any Security Document (i) upon payment in full of all Obligations or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Administrative Agent under any Security Document constituting property described in Section 5.7(b) (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(b)). Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent's authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 13.9.

Section 13.10 Agency for Perfection.

Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent's security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent's instructions or transfer control to Administrative Agent in accordance with Administrative Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent (or consented to by Administrative Agent, as provided in Section 11.5), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 13.11 Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or a

Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 13.12 Successor Administrative Agent.

Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor Administrative Agent, and provided that, if no Default or Event of Default has occurred and is outstanding, Borrowers shall have the right to consent to any such successor Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed. Upon the acceptance of a successor's appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent's resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrowers to a successor Administrative Agent under this Agreement shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent, and provided that, if no Default or Event of Default has occurred and is outstanding, Borrowers shall have the right to consent to any such successor Administrative Agent, which consent shall not be unreasonably, withheld, conditioned or delayed. From and following the expiration of such thirty (30) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Days' notice to Borrower Representative and the Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other

Financing Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 13.13 Payment and Sharing of Payment.

(a)    Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Administrative Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(b)    Return of Payments.

(i)    If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)    If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)    Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a "Lender" (or be included in the calculation of "Required Lenders" hereunder) for any voting or consent rights under or with respect to any Financing Document.

(d)    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.9) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 13.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

Section 13.14 Right to Perform, Preserve and Protect.

Upon and during the continuance of any Default or Event of Default, Administrative Agent itself may, but shall not be obligated to, cause any obligation of any Credit Party hereunder or under any other Financing Document to be performed at Borrowers' expense. Upon and during the continuance of any Default or Event of Default, Administrative Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Each Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs (which costs shall be reasonable), liabilities and obligations incurred by Administrative Agent pursuant to this Section 13.14. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 13.14, in accordance with the provisions of Section 13.6.

Section 13.15 Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the "Additional Titled Agents"), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 13.16 Amendments and Waivers.

In addition to the required signatures under Section 14.5, no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(a)    if any amendment, waiver or other modification would increase a Lender's funding obligations in respect of any Term Loan, by such Lender; and/or

(b)    if the rights or duties of Administrative Agent are affected thereby, by Administrative Agent;

Provided that, in each of (a) and (b) above, no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (ii) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.1(c) or Section 6.7) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations of its Guarantee obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (v) amend, waive or otherwise modify this Section 13.16 or the definitions of the terms used in this Section 13.16 insofar as the definitions affect the substance of this Section 13.16; or (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (vi), pursuant to a merger or consolidation permitted pursuant to this Agreement. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (iii), (iv), (v) and (vi) of the preceding sentence.

Section 13.17 Assignments and Participations.

(a)    Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender's Loans together with all related obligations of such Lender hereunder. Except as Administrative Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a "Trade Date" is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor's entire interests in the outstanding Loans; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(b)    From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 14.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Administrative Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee's Term Loans (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Term Loans retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(c)    Notwithstanding the foregoing provisions of this Section 13.17 or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)    Notwithstanding the foregoing provisions of this Section 13.17 or any other provision of this Agreement, Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the "Settlement Service"). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 13.17. Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans pursuant to the Settlement Service. If so elected by each of Administrative Agent and the Borrowers, Administrative Agent's and the Borrowers' approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.

(e)    Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to (x) any event described in Section 13.16 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders, and (y) the institution or commencement of enforcement remedies. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(f)    Within thirty (30) days after: (i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.9, which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto, (each relevant Lender in the foregoing clauses (i) through (iv) being an "Affected Lender") each of Borrower Representative and Administrative Agent may, at its option, notify such Affected Lender and, in the case of Borrowers' election, the Administrative Agent, of such Person's intention to obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Administrative Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 14.6(a); provided, however, that (i) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8 or Section 2.9, as applicable, of this Agreement through the date of such sale and assignment and (ii) Borrowers shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 13.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 13.17(f) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 13.17(f), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Administrative Agent, the Replacement Lender and, to the extent required pursuant to Section 13.17(a), Borrowers, shall be effective for purposes of this Section 13.17(f) and Section 13.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a "Lender" for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 14.1.

Section 13.18 Definitions.

As used in this Article 13, the following terms have the following meanings:

"Approved Fund" means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

"Assignment Agreement" means an agreement substantially in the form of Exhibit A hereto.

"Defaulted Lender" means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Document.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower Representative (such approval of Borrower Representative not to be unreasonably withheld or delayed, and shall be deemed provided unless expressly withheld by Borrower Representative within three (3) Business Days of request therefor); provided, however, that notwithstanding the foregoing, "Eligible Assignee" shall not include any Borrower or any of a Borrower's Affiliates.

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

ARTICLE 14
MISCELLANEOUS

Section 14.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Sections 2.8 and 2.9 and Article 12 and 13 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively), any termination of this Agreement, and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 14.2 No Waivers.

No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the "continuing" nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 14.3 Notices.

(a)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 14.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section.

(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including facsimile transmission, e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Administrative Agent, provided, however, that the foregoing shall not apply to default notices or any notice of the exercise of remedies to any Credit Party unless such electronic communication is confirmed within one (1) Business Day by overnight courier or notices sent directly to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the parties otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 14.4 Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 14.5 Amendments and Waivers.

No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 13.16; provided, however, that Administrative Agent shall be entitled, in its sole but commercially reasonable discretion and without the consent of any other Lender, to waive any financial covenant of any Credit Party.

Section 14.6 Credit Party Assignments.

No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

Section 14.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 14.8 Confidentiality.

Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties, their Affiliates and their respective businesses identified as such by Borrowers and obtained by Administrative Agent or any Lender pursuant to the requirements hereof in accordance with such Person's customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (b) to prospective transferees or purchasers of any interest in the Loans and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts, provided, however, that any such Persons shall have agreed to be bound by the provisions of this Section 14.8, (c) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (d) as may be required in connection with the examination, audit or similar investigation of such Person and (e) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, "Securitization" shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans. Confidential information shall include only such information identified as such at the time provided to Administrative Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or

(ii)    is disclosed to such Person by a Person other than a Credit Party, provided, however, Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Administrative Agent and Lenders under this Section 14.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof.

Section 14.9 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 14.10 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN CHICAGO, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 14.11 WAIVER OF JURY TRIAL.

EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 14.12 Publication; Advertisement.

(a)    Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Administrative Agent prior written notice of such publication or other disclosure, or (ii) with Merrill Lynch's prior written consent.

(b)    Advertisement. Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any "tombstone", comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.

Section 14.13 Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 14.14 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14.15 Time.

Time is of the essence in each Borrower's and each other Credit Party's performance under this Agreement and all other Financing Documents.

Section 14.16 Lender Approvals.

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Administrative Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 14.17 [Reserved.]

Section 14.18 WAIVERS.

EACH BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON SUCH BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT.

Section 14.19 Release of Administrative Agent and Lenders.

Each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the "Releasing Parties") does hereby fully and completely release, acquit and forever discharge each Indemnitee, and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of any Indemnitee, or who may be liable for the injury or damage resulting therefrom (collectively the "Released Parties"), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Released Parties or any of them (whether directly or indirectly). The foregoing release shall be deemed renewed and reaffirmed as of the date of each advance of proceeds under any Loans and each other accommodation made or granted to any Borrower by any Released Party under any Financing Document. Each Borrower acknowledges that the foregoing release is a material inducement to Administrative Agent's and each Lender's decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Administrative Agent and each Lender in agreeing to extend the credit herein contemplated and in making each advance or other accommodation hereunder.

ARTICLE 15
JOINT AND SEVERAL LIABILITY; GUARANTOR PROVISIONS

Section 15.1 Joint and Several Obligations.

(a)    Borrowers is defined collectively to include all Persons constituting the Borrowers; provided, however, that any references herein to "any Borrower", "each Borrower" or similar references, shall be construed as a reference to each individual Person comprising the Borrowers. Each Person comprising Borrowers shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement and the Borrowers under the Affiliated Financing Documents (the "Affiliated Borrowers"), regardless of which of the Borrowers or the Affiliated Borrowers actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder or the benefit of any other extension of credit under the Affiliated Financing Documents, or the manner in which the Borrowers, the Affiliated Borrowers, the Administrative Agent or the Lenders account therefor in their respective books and records. In addition, each entity comprising Borrowers hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrowers as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 11.1 of this Agreement are to be applied to each individual Person comprising the Borrowers (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 11.1 of this Agreement as to any Person comprising the Borrowers shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrowers or as to all such Persons taken as a whole (except as otherwise expressly provided therein).

(b)    Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers and the Affiliated Borrowers because of,

inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement and the other Financing Documents and the Affiliated Financing Documents on favorable terms granted by this Agreement and other Financing Documents and the Affiliated Financing Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Documents and the credit support of the Affiliated Borrowers as contemplated by the Affiliated Financing Documents.

(c)    Administrative Agent and Lenders have advised the Borrowers that each of them is unwilling to enter into this Agreement, the other Financing Documents and the Affiliated Financing Documents and make available the credit facilities extended hereby or thereby to any Borrower or Affiliated Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Financing Documents and of each Affiliated Borrower under the Affiliated Financing Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Administrative Agent and Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the credit facilities hereunder and to each Affiliated Borrower of the credit facilities under the Affiliated Financing Documents and the interest rates and the modes of borrowing available hereunder and thereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers or Affiliated Borrowers, and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrowers and the Affiliated Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the Affiliated Financing Documents. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any individual Borrower.

(d)    Each Borrower has determined that it is and, after giving effect to the transactions contemplated by this Agreement, the other Financing Documents and the Affiliated Financing Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section) will be Solvent and has and will have the ability to pay its debts from time to time incurred in connection with the conduct of its business as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

(e)    The Borrower Representative (on behalf of each Borrower) shall maintain records specifying (i) all Obligations incurred by each Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations, and (iv) all inter-Borrower obligations pursuant to this Section. The Borrower Representative shall make copies of such records available to the Administrative Agent, upon request.

(f)    To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder, under the other Financing Documents and under the Affiliated Financing Documents invalid or unenforceable, such Borrower's obligations hereunder and under the other Financing Documents and Affiliated Financing Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower's obligations hereunder and under the other Financing Documents and Affiliated Financing Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

(g)    To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (other than credit facilities made to that Borrower for which it is primarily liable) (a "Joint Liability Payment") which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower's Allocable Amount (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(h)    Except as specifically provided in this Agreement or any of the other Financing Documents, Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations as Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower or Affiliated Borrower.

(i)    Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent and/or any applicable Lender(s) with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower or Affiliated Borrower and delivered to Administrative Agent and/or any Lender; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Affiliated Borrower or Administrative Agent's or any Lender's election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower or Affiliated Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent's or any Lender's claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(j)    Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower or Affiliated Borrower including, without limitation, (i) a payment made by such Borrower or Affiliated Borrower on behalf of the liabilities of any other Borrower or Affiliated Borrower, or (ii) a payment made by any other person under any Guarantee, shall entitle such Borrower or Affiliated Borrower, by subrogation or otherwise, to any payment from any other Borrower or Affiliated Borrower or from or out of any other Borrower's or Affiliated Borrower's property and such Borrower or Affiliated Borrower shall not exercise any right or remedy against any other Borrower or Affiliated Borrower or any property of any other Borrower or Affiliated Borrower by reason of any performance of such Borrower or Affiliated Borrower of its joint and several obligations hereunder.

(k)    Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers and Affiliated Borrowers, jointly and severally. Notice given by Administrative Agent or any Lender to any one Borrower or Affiliated Borrower hereunder or pursuant to any Financing Documents or Affiliated Financing Documents in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower and Affiliated Borrower. The knowledge of one Borrower or Affiliated Borrower shall be imputed to all Borrowers and Affiliated Borrowers and any consent by one Borrower or Affiliated Borrower shall constitute the consent of and shall bind all Borrowers and Affiliated Borrower.

(l)    This Section is intended only to define the relative rights of Borrowers and Affiliated Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Documents. Nothing contained in this Section shall limit the liability of any

Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(m)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers or Affiliated Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder and under the Affiliated Financing Documents.

Section 15.2 Guarantor Provisions.

(a)    Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower or by any Affiliated Borrower, authorizes Administrative Agent and Lenders, without giving notice to such Borrower or to any other Borrower or any Affiliated Borrower (to the extent permitted hereunder or under any Affiliated Financing Document) or obtaining such Borrower's consent or any other Borrower's or Affiliated Borrower's consent (to the extent permitted hereunder or under any Affiliated Financing Document) and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower or Affiliated Borrower, from time to time to:

(i)    compromise, settle, renew, extend the time for payment, change the manner or terms of payment, liquidate, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

(ii)    declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii)    take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;

(iv)    release, surrender or exchange any deposits or other property securing the Obligations or on which Administrative Agent and/or any applicable Lender(s) at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower or Affiliated Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

(v)    accept partial payments, apply payments received by Administrative Agent and/or any applicable Lender(s) from any Borrower or any Affiliated

Borrower to any Obligations, in such order as Administrative Agent shall determine, in its sole discretion; and

(vi)    subject to the provisions hereof, assign this Agreement in whole or in part.

(b)    Each Borrower, as a primary, joint and several obligor with respect to the Obligations directly incurred by any other Borrower or any Affiliated Borrower, waives:

(i)    any defense based upon any legal disability or other defense of any other Borrower or any Affiliated Borrower, or by reason of the cessation or limitation of the liability of any other Borrower or any Affiliated Borrower from any cause (other than full payment of all Obligations), including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

(ii)    any defense based upon any legal disability or other defense of any other guarantor or other Person;

(iii)    any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or Affiliated Borrower or any principal of any other Borrower or Affiliated Borrower or any defect in the formation of any other Borrower or Affiliated Borrower or any principal of any other Borrower or Affiliated Borrower;

(iv)    any defense based upon the application by any other Borrower or Affiliated Borrower of the proceeds of the credit facilities or the loans under the Affiliated Financing Documents for purposes other than the purposes represented by such other Borrower or Affiliated Borrower to Administrative Agent and Lenders or intended or understood by Administrative Agent and Lenders or such Borrower;

(v)    any defense based on such Borrower's rights, under statute or otherwise, to require Administrative Agent and/or any applicable Lender(s) to sue any other Borrower or Affiliated Borrower or otherwise to exhaust its rights and remedies against any other Borrower or Affiliated Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower or Affiliated Borrower;

(vi)    any defense based on Administrative Agent's or any Lender's failure at any time to require strict performance by any Borrower of any provision of the Financing Documents or by any Affiliated Borrower of any provisions of the Affiliated Financing Documents. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Administrative Agent and/or any applicable Lender(s) thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent and/or any applicable Lender(s) from foreclosing on any Lien, or exercising any rights available to Administrative Agent and/or any applicable

Lender(s) thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

(vii)    any defense arising from any act or omission of Administrative Agent and/or any applicable Lender(s) which changes the scope of such Borrower's risks hereunder, but the foregoing shall not limit any Credit Party from asserting claims based on breaches of this Agreement or willful misconduct by Administrative Agent and/or any applicable Lender;

(viii)    any defense based upon Administrative Agent's or any Lender's election of any remedy against such Borrower or any other Borrower or Affiliated Borrower or any of them; any defense based on the order in which Administrative Agent and/or any Lender(s) enforces its remedies;

(ix)    any defense based on (A) Administrative Agent's or any applicable Lender's surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent's or any applicable Lender's abstaining from taking advantage of or realizing upon any Lien or other Guarantee, and (C) any impairment of collateral securing the Obligations, including, without limitation, Administrative Agent's or any applicable Lender's failure to perfect or maintain a Lien in such collateral;

(x)    any defense based upon Administrative Agent's or any Lender's failure to disclose to such Borrower any information concerning any other Borrower's or Affiliated Borrower's financial condition or any other circumstances bearing on any other Borrower's or Affiliated Borrower's ability to pay the Obligations;

(xi)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(xii)    any defense based upon Administrative Agent's and/or any Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;

(xiii)    any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;

(xiv)    any defense based on Administrative Agent's and/or any Lender's failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

(xv)    except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower's risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower's receivership or bankruptcy and all other notices and demands to which such

Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower's obligations hereunder);

(xvi)    any defense based on errors and omissions by Administrative Agent and/or any Lender in connection with its administration of the credit facilities or the loans made under the Affiliated Financing Documents, but the foregoing shall not limit any Credit Party from asserting claims based on breaches of this Agreement or willful misconduct by Administrative Agent and/or any applicable Lender;

(xvii)    any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

(xviii)    any defense based on Administrative Agent's and/or any Lender's failure to seek relief from stay or adequate protection in any other Borrower's or Affiliated Borrower's bankruptcy proceeding or any other act or omission by Administrative Agent and/or any Lender which impairs such Borrower's prospective subrogation rights;

(xix)    any defense based on legal prohibition of Administrative Agent's and/or any Lender's acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent and/or any Lender with respect to the Obligations and the security therefor;

(xx)    any defense available to a surety under applicable law; and

(xxi)    the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.

(c)    Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower or Affiliated Borrower pursuant to any statute presently in force or hereafter enacted.

(d)    Each Borrower authorizes Administrative Agent and each Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent or such Lender, since it is such Borrower's intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower's Guarantee of the Obligations directly incurred by any other Borrower or Affiliated Borrower.

(e)    This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower or Affiliated Borrower as fully as if such Obligations were directly incurred by such Borrower.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CYPRESS LEAWOOD, LLC,
a Delaware limited liability company

By:__________________________________
Name:________________________________
Its:__________________________________

Address:______________________________
_____________________________________

Facsimile number:_______________________
E-mail Address:_________________________
Taxpayer Identification Number:
_____________________________________

CYPRESS ARLINGTON, LP, a Delaware limited partnership

By:	Cypress Arlington GP, LLC, a Delaware limited liability company, its general partner

By:_________________________________
Name:_______________________________
Its:_________________________________

Address:_____________________________
____________________________________

Facsimile number:______________________
E-mail Address:________________________
Taxpayer Identification Number:
____________________________________

ADMINISTRATIVE AGENT AND LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:_________________________________________
Name:_______________________________________
Title:________________________________________

Address: 222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for MLC-HCF
ARC transaction
Facsimile number: (866) 264-3051
E-Mail Address: MLC_HCF_RE1@ml.com

With copies to: Merrill Lynch Capital 222 N. LaSalle Street, 16th Floor Chicago, Illinois 60601 Attn: Group Senior Transaction Attorney, Healthcare Finance Facsimile Number: (312) 499-3245

Merrill Lynch Capital 7700 Wisconsin Ave., Suite 400 Bethesda, Maryland 20814 Attn: Group Senior Transaction Attorney, Healthcare Finance Facsimile Number: (866) 341-9053

And with an additional copy to:

Goldberg, Kohn, Bell, Black,
Rosenbloom & Moritz, Ltd.
55 East Monroe Street, Suite 3700
Chicago, Illinois 60603
Attn: James B. Rosenbloom
Facsimile number: (312) 863-7425
E-mail Address: james.rosenbloom@goldbergkohn.com

Payment Account Designation: ABA No.: Account No.: Account Name: Reference:

(Signature Page to Credit and Security Agreement)

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A - Commitment Annex

EXHIBITS

Exhibit A - Assignment Agreement
Exhibit B - Single Purpose Entity Requirements
Exhibit C - Compliance Certificate
Exhibit D - Payment Notification
Exhibit E - Borrowers' Taxpayer Identification Numbers

SCHEDULES

Schedule 1 - Permitted Leases
Schedule 3.1 - Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4 - Capitalization
Schedule 3.6 - Litigation
Schedule 3.17 - Material Contracts
Schedule 3.18 - Environmental Compliance
Schedule 4.4 - Insurance Requirements
Schedule 4.14 - Deferred Maintenance Items
Schedule 5.9 - Affiliate Transactions
Schedule 7.3 - Post-Closing Deliveries and Covenants
Schedule 8.7 - Licensed Operators
Schedule 9.1(h) - Service Agreements

Annex A to Credit Agreement (Commitment Annex)

Lender	Term Loan Commitment Amount	Term Loan Commitment Percentage
Merrill Lynch Capital	$39,735,000	100%
TOTALS	$39,735,000	100%

Exhibit A to Credit Agreement (Assignment Agreement)

This Assignment Agreement (this "Assignment Agreement") is entered into as of __________ by and between the Assignor named on the signature page hereto ("Assignor") and the Assignee named on the signature page hereto ("Assignee"). Reference is made to the Credit Agreement dated as of February __, 2006 (as amended or otherwise modified from time to time, the "Credit Agreement") among MERRILL LYNCH CAPITAL, as Administrative Agent and Lender and the other Lenders party thereto from time to time and CYPRESS LEAWOOD, LLC a Delaware limited liability company, and CYPRESS ARLINGTON, L.P., a Delaware limited partnership ("Borrowers"), the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1.    Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the "Schedule"), in and to Assignor's rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the "Effective Date"). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein. On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule and Assignor shall pay to Assignee a closing fee in respect of the transactions contemplated hereby in the amount specified on the Schedule.

2.    Assignor (a) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (b) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

3.    Assignee (a) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (e) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (f) represents and warrants that Assignee is not a Foreign Lender or, if it is a Foreign Lender, (i) that it has delivered to Administrative Agent the documentation required to be delivered to Administrative Agent by Section 13 below and (i) that if it is claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", (w) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (x) it is not a 10-percent shareholder of any Credit Party within the meaning of Section 881(c)(3)(B) or Section 871(h)(3)(B) of the Code, (y) it is not a controlled foreign corporation related to any Credit Party within the meaning of Section 881(c)(3)(C) of the Code, and (z) it is not a conduit entity participating in a conduit financing arrangement (as defined in Section 1.881-3 of the Code Treasury Regulations); (g) represents and warrants that Assignee is (or, upon receipt of the required consents hereto by Administrative Agent and Borrowers will become) an Eligible Assignee, and (h) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

4.    Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

5.    Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below, (a) Administrative Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (b) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (c) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (d) Administrative Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Administrative Agent or with respect to the making of this assignment directly between themselves.

6.    Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.

7.    Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

8.    For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule. Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

9.    In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.    This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12.    This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

13.    This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions: (a) the execution of a counterpart hereof by each of Assignor and Assignee, (b) the execution of a counterpart hereof by Administrative Agent and each Borrower as evidence of its consent hereto to the extent required pursuant to Section 13.17 of the Credit Agreement, (c) the receipt by Administrative Agent of the administrative fee referred to in Section 13.17(a) of the Credit Agreement, (d) in the event Assignee is a Foreign Lender, the receipt by Administrative Agent of United States Internal Revenue Service Forms W-8ECI, W-8BEN or W-8IMY (as applicable), and such other forms, certificates or documents, including those prescribed by the United States Internal Revenue Service, properly completed and executed by Assignee, certifying as to Assignee's entitlement to exemption from withholding or deduction of Taxes, and (e) the receipt by Administrative Agent of originals or facsimiles of the counterparts described above.

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR: ___________________________ By:_________________________________ Title:________________________________

ASSIGNEE: ___________________________ By:_________________________________ Title:________________________________

Consented to: Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent By:_________________________________ Title:________________________________

CYPRESS LEAWOOD, LLC

By:______________________________
Name:____________________________
Its:______________________________

Address:__________________________
_________________________________

Facsimile number:___________________
E-mail Address:_____________________
Taxpayer Identification Number:
_________________________________

CYPRESS ARLINGTON, L.P., a Delaware limited partnership
By:	Cypress Arlington GP, LLC, a Delaware limited liability company, its general partner

By:_________________________
Name:_______________________
Its:_________________________

Address:____________________
___________________________

Facsimile number:______________
E-mail Address:_______________
Taxpayer Identification Number:
___________________________

Schedule to Assignment Agreement

Assignor: ____________________

Assignee: ____________________

Effective Date: ____________________

Credit Agreement dated as of February __, 2006 among Cypress Leawood, LLC and Cypress Arlington, L.P., as Borrowers, the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent

Interests Assigned:

Commitment/Loan	Term Loan
Assignor Amounts	$__________
Amounts Assigned	$__________
Assignor Amounts (post-assignment)	$__________

Closing Fee:	$__________

Assignee Information:

Address for Notices: ___________________________ ___________________________ Attention:___________________ Telephone:___________________ Facsimile:____________________	Address for Payments: Bank:__________________________ ABA #:_________________________ Account #:______________________ Reference:______________________

Exhibit B to Credit Agreement (SPE Requirements)

1.    The Borrowers' business and purposes are and will continue to be limited to the following:

(a)    to enter into and perform its obligations under this Agreement and the other Financing Documents;

(b)    to acquire, own, hold, lease, maintain, develop and improve the Projects;

(c)    to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Projects to the extent permitted under the Financing Documents;

(d)    to refinance the Projects in connection with a permitted repayment of the Loans; and

(e)    to engage in any lawful act or activity and to exercise any powers permitted to entities of the type (e.g., limited partnerships, limited liability companies, corporations, as applicable to each Borrower) formed under the laws of the state of organization of such Person as of the date of this Agreement that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

2.    Borrowers shall do (or cause to be done) all things necessary in order to preserve their existence to the fullest extent permitted by law. Except as expressly permitted by the Financing Documents (if at all), Borrowers shall do (or cause to be done) all of the following:

(a)    not own any asset or property other than (i) a fee interest in the Projects, and (ii) incidental personal property necessary for the ownership or operation of the Projects;

(b)    not enter into any contract or agreement with any Affiliate of the Borrowers, any constituent party of the Borrowers, any guarantor or indemnitor under any of the Financing Documents or any Affiliate of any such constituent party or guarantor or indemnitor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with third parties other than any such party;

(c)    maintain their intention to remain solvent and pay their debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their assets, to the extent of their assets, as the same shall become due;

(d)    do or cause to be done all things necessary to observe organizational formalities of the Borrowers and preserve their existence, and not terminate or fail to comply with any of the provisions in this Section.

(e)    maintain all of their books, records, financial statements and bank accounts separate from those of their Affiliates and any other person or entity; provided, however, that the Borrowers' financial position, assets, results of operations and cash flows may be included in a consolidated financial statement of an Affiliate of the Borrowers in accordance with GAAP so long as any such consolidated financial statement contains a note indicating that the Borrowers and their Affiliates comprising the consolidated group are separate legal entities;

(f)    hold themselves out to the public as a legal entities separate and distinct from each other and from any other entity (including any Affiliate of the Borrowers, any guarantor or any constituent party of the Borrowers), correct any known misunderstanding regarding their status as a separate entities, conduct business in their own name, and not identify themselves or any of their Affiliates as a division or part of the other; provided, however, that all Borrowers shall be permitted to, and shall at all times, hold themselves out to the public as entities that operate as a common enterprise;

(g)    to the extent of cash flow available from ownership of the Projects and other business of the Borrowers, intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of their size and character and in light of their contemplated business operations;

(h)    not commingle the funds and other assets of the Borrowers with those of any Affiliate or constituent party, any guarantor or any other person, except for funds deposited into any lockbox accounts or other cash management arrangements required under this Agreement;

(i)    maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, any guarantor or any other person or entity;

(j)    not permit any Affiliate or constituent party independent access to the Borrowers' bank accounts, except Borrower Representative in connection with any lockbox account or other cash management arrangements required hereunder, any property management agreements entered into by Borrowers and approved by Administrative Agent, and otherwise in connection with property or cash management activities consistent with the terms of the Financing Documents;

(k)    pay the salaries of their own employees, if any;

(l)    compensate each of their consultants and agents, if any;

(m)    maintain an arm's-length relationship with their Affiliates;

(n)    allocate fairly and reasonably shared expenses, if any, including shared office space;

(o)    not pledge any of their assets for the benefit of any person or entity other than Administrative Agent, except as expressly permitted by the Financing Documents (if at all);

(p)    have no obligation to indemnify their equity owners or members (but not including their respective individual officers, as the case may be, except to the extent that payment of such obligation is fully subordinated to the payment of the Obligations; provided, however, the foregoing shall not apply where the indemnity is paid from third party funds, such as insurance proceeds;

(q)    maintain records, books of account and bank accounts separate and apart from any other person or entity (other than any lockbox account or other cash management arrangement required hereunder); and file their own tax returns, if any, as may be required under applicable law, provided, however, that the Borrowers may file their federal tax return on a consolidated basis); and maintain their books, records, resolutions and agreements as official records; and

(r)    not make any loans or advances to any third party, and not acquire obligations or securities of their Affiliates, except, in each case, as permitted under the Financing Documents.

3.    So long as the Loans remain outstanding, the Borrowers shall not do (or cause to be done) any of the following except to the extent otherwise permitted under the Financing Documents (if at all):

(a)    assume, guarantee, become obligated for, or hold themselves out to be responsible for the debts or obligations of any other person or entity or the decisions or actions respecting the daily business or affairs of any other person;

(b)    engage, directly or indirectly, in any business other than the actions required or permitted to be performed under the Borrower's Organizational Documents (as the same may be amended or supplemented from time to time with Administrative Agent's consent);

(c)    incur, create or assume any indebtedness other than the Loans except as otherwise permitted by the Financing Documents;

(d)    make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any person or entity;

(e)    form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other); or

(f)    to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger or sale of all or substantially all of their assets.

Exhibit C to Credit Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

[BORROWER REPRESENTATIVE]

Date: __________, _____

This certificate is given by _____________________, a Responsible Officer of _____________ ("Borrower Representative"), pursuant to that certain Credit Agreement dated as of February __, 2006 among CYPRESS LEAWOOD, LLC and CYPRESS ARLINGTON, L.P., each a Delaware limited partnership (collectively, "Borrower"), the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Administrative Agent and Lenders that:

(a)    the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b)    I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by such financial statements;

(c)    such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a material Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto; and

(d)    Borrower is in compliance with the covenants contained in Article 6 of the Credit Agreement, and Guarantor is in compliance with the covenants contained in the Guarantee constituting a part of the Financing Documents, except as set forth below.

(e)    Except as noted on Schedule 2 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and all names under which each Borrower currently conducts business; Schedule 2 specifically notes any changes in the names under which Borrower conducts business.

(f)    Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrower or any Collateral or the Guarantor, to the extent that tax liens against Guarantor would result in a Material Adverse Effect or would adversely affect the Collateral.

(g)    Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrower or the Guarantor, to the extent that tax liens against Guarantor would result in a Material Adverse Effect or would adversely affect the Collateral to make required payments of withholding or other tax obligations of the Borrower or the Guarantor, to the extent that tax liens against Guarantor would result in a Material Adverse Effect or would adversely affect the Collateral during the accounting period to which the attached statements pertain or any subsequent period.

(h)    [Reserved.]

(i)    [Reserved.]

(j)    Schedule 4 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by Borrower.

(k)    Except as described on Schedule 5 attached hereto:

(i)    there are no current, pending or threatened proceedings relating to a condemnation or other public taking of any Project;

(ii)    no Project has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;

(iii)    all insurance required to be maintained by Borrowers or ARC for the benefit of Borrower is in force and premiums therefor have been paid as and when due and no Borrower has made any claims thereunder;

(iv)    the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of any Project; and

(l)    Except as described in the Credit Agreement or in Schedule 6 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i)    material litigation against any Borrower;

(ii)    inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower;

(iii)    default by Borrower under any material contract to which either of them is a party, including, without limitation, any Material Leases.

Such calculations and the certifications contained therein are true, correct and complete;

The foregoing certifications and computations are made as of ___________________, _____ (end of month) and delivered this ____ day of _____________, 20___.

Sincerely, By_______________________________________ Name_____________________________________ Title ________________ of Borrower Representative

List of Schedules:

Schedule 1 - Non-Compliance with Covenants
Schedule 2 - Business Locations and Names of Borrower
Schedule 3 - Unpaid Tax or Withholding Obligations
Schedule 4 - List of all Deposit and Investment Accounts of Borrower
Schedule 5 - Events Affecting Real Property (condemnation, insurance, zoning, taxes)
Schedule 6 - Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts

Schedules to Compliance Certificate

Schedule 1 - Non-Compliance with Covenants

Schedule 2 - Business Locations and Names of Borrower

Schedule 3 - Unpaid Tax or Withholding Obligations

Schedule 4 - List of all Deposit and Investment Accounts of Borrower

Schedule 5 - Events Affecting Real Property (condemnation, insurance, zoning, taxes)

Schedule 6 - Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts

Worksheets for covenant calculations

Exhibit D to Credit Agreement (Payment Notification)

[BORROWER REPRESENTATIVE]

Date: ___________, ______

Reference is hereby made to the Credit Agreement dated February __, 2006 among the undersigned, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and the financial institutions party thereto. Capitalized terms used here have the meanings ascribed thereto in the Credit Agreement.

Please be advised that funds in the amount of $_____________ will be wire transferred to Administrative Agent on _________, 200_. Such funds shall constitute [an optional] [a mandatory] prepayment of the Term Loans, with such prepayments to be applied in the manner specified in Section 2.1(e). Such mandatory prepayment is being made pursuant to Section __________ of the Credit Agreement.

Fax to MLC Operations 312-499-3336 no later than noon Chicago time

Note:	Funds must be received no later than noon Chicago time for same day application

Wire Instructions:
Bank Name:
LaSalle Bank National Association
135 S. LaSalle Street
Chicago, IL 60603
ABA#                                        0710-0050-5

Account Name:                        _______________________

Account #:                                ______________________
Reference:                                 (Client Name)

Address:
Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, IL 60601

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this ____ day of ___________, ____.

By_______________________________________ Name_____________________________________ Title ________________ of Borrower Representative

Exhibit E to Credit Agreement (Borrowers' Taxpayer Identification Numbers)

See Schedule 3.1

Schedule 1 - Permitted Leases

Lessee	Location	Annual Rent
Reachout Home Care	Arlington, Texas	January 2006 - March 2006 Higher of $750 per month or 10% of average monthly sales for September 2005 through November 2005
April 2006 - June 2006 Higher of $1,000 per month or 10% of average monthly sales for December 2005 through February 2006
July 2006 and thereafter Higher of $1,000 per month or 10% of average monthly sales for previous quarter

Schedule 3.1 - Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names

Cypress Leawood, LLC
d/b/a: Town Village Leawood (application to be made at closing)
Organization ID No.:	4100355
EIN:	33-1130743
State of Formation:	Delaware
Foreign Qualifications:	Kansas

Cypress Arlington, L.P.
d/b/a: Town Village Arlington (application to be made at closing)
Organization ID No.:	4103302
EIN:	74-3162176
State of Formation:	Delaware
Foreign Qualifications:	Texas

Cypress Arlington & Leawood JV, LLC
Organizational ID No.:	4100362
EIN:	01-0855703
State of Formation:	Delaware

Cypress Arlington GP, LLC
Organization ID No.:	4100358
EIN:	33-1130742
State of Formation:	Delaware
Foreign Organizations:	Texas

American Retirement Corporation
Organization ID No.:	0325434
EIN:	62-1674303
State of Formation:	Tennessee

Schedule 3.4 - Capitalization

Schedule 3.6 - Litigation

None

Schedule 3.17 - Material Contracts

Management Agreements listed on Schedule 5.9.

Schedule 3.18 - Environmental Compliance

Those matters referenced in the following reports prepared by Property Solutions Incorporated:

Phase I Environmental Site Assessment dated February 22, 2006 for Town Village Leawood, Leawood, Kansas

Phase I Environmental Site Assessment dated February 22, 2006 for Town Village Arlington, Arlington, Texas

Schedule 4.4 - Insurance Requirements

The following requirements for insurance are effective as of the Closing Date. Lender reserves the absolute right to modify, amend or supplement these requirements at any time and from time to time during the term of the Loan and Borrower will be required to satisfy any such modified, amended or supplemented requirements after commercially reasonable notice to Borrower from Lender of such modification, amendment or supplement.

Property Insurance for Borrower:

1.    Issued on ACORD 27 form (Evidence of Insurance), signed by authorized agent.

2.    Insurance carrier(s) must be rated A- VII or better (by A.M. Best).

3.    ACORD 27 should disclose: (a) annual premium for the coverages should be shown on the ACORD 27; (b) premiums that remain unpaid for the term of the policy, if any. Lender has accepted the schedule of estimated 2006 insurance expense provided by Bette McNamara from the Borrower.

4.    Policy should be an all risk/special perils coverage form.

5.    Policy must provide replacement cost coverage with waiver of coinsurance or agreed amount endorsement.

6.    Policy must provide waiver of terrorism exclusion (or indicate "no terrorism exclusion").

7.    Deductible shall be no greater than $10,000. Lender has approved the property deductible of $50,000 ($100,000 with respects to flood and earthquake).

➢ If the deductible is subject to an overall aggregate deductible, this must be disclosed with a copy of the specific aggregate deductible agreement provided.

8.    Building coverage must be greater than or equal to replacement cost valued by Merrill Lynch Capital or its representatives (if the policy is a blanket policy insuring other properties, and there is any sub-limit on the amount of coverage for any particular property, such limit should be shown on the evidence of insurance). Renewal amount and annual agreed amount endorsement shall be adjusted by Borrower, subject to Lender's approval, to maintain proper insurable values. Lender has approved the following actual coverage: Building, Business Personal Property, and Business Income coverages are written on a blanket basis with total limits of $500,000,000.

9.    Loss of Rents coverage must be greater than or equal to twelve (12) months rental income (if the policy is a blanket policy insuring other properties, and there is any sublimit on the amount of coverage for any particular property, such limit should be shown on the evidence of insurance). Lender has approved the following actual coverage: Building,

Business Personal Property, and Business Income coverages are written on a blanket basis with total limits of $500,000,000.

10.    Policy must provide for Boiler & Machinery coverage.

11.    Policy must provide for Building Law and Ordinance coverage.

12.    Policy must provide for windstorm coverage, if applicable (For Florida/Coastal properties).

13.    Policy must provide for flood coverage, if applicable (For properties in FEMA flood zones A, B, V, and X-Shaded). Lender has approved the following actual coverage: Flood coverage is written at a blanket limit of $50,000,000 with a deductible of $100,000 each occurrence. Lender has confirmed that no flood coverage is required for any Property in this transaction.

14.    Policy must provide for earthquake coverage, if applicable (For properties located in Seismic Zones 3 and 4). Lender has approved the following actual coverage: Earthquake coverage is written at a blanket limit of $50,000,000 with a deductible of $100,000 each occurrence. Lender has confirmed that no earthquake coverage is required for any Property in this transaction.

15.    Merrill Lynch Capital shall be named on the ACORD 27 as Mortgagee and Loss Payee (as applicable) and Certificate Holder.

16.    ACORD 27 must provide for thirty (30) days' notice of cancellation or any material change in the policy to Merrill Lynch Capital, and if possible, deleting "endeavor to" and "but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives" language. Cancellation notice only-no notice for "material change". Acord 27 does not contain "endeavor to" wording.

17.    Policy must contain waiver of subrogation by insurer with respect to contractual releases made by insured prior to loss.

18.    Higher limits and special coverages in addition to those indicated above may be required depending upon the property size and nature of operations (if a joint venture).

Property Insurance for Operator:

1.    Operator must carry business interruption insurance with a coverage of twelve (12) months. Lender has approved the following actual coverage: Building, Business Personal Property, and Business Income coverages are written on a blanket basis with total limits of $500,000,000.

2.    Issued on ACORD 27 form (Evidence of Insurance), signed by authorized agent.

3.    Insurance carrier(s) must be rated A- VII or better (by A.M. Best).

4.    ACORD 27 should disclose: (a) annual premium for the coverages should be shown on the Acord 27; (b) premiums that remain unpaid for the term of the policy, if any. Lender has accepted the schedule of estimated 2006 insurance expense provided by Bette McNamara from the Borrower.

5.    Policy should be an all risk/special perils coverage form.

6.    Policy must provide replacement cost coverage with waiver of coinsurance or agreed amount endorsement. Lender has approved the following actual coverage: Building, Business Personal Property, and Business Income coverages are written on a blanket basis with total limits of $500,000,000.

7.    Policy must provide waiver of terrorism exclusion (or indicate "no terrorism exclusion").

8.    Deductible shall be no greater than $10,000. Lender has approved the property deductible of $50,000 ($100,000 with respects to flood and earthquake).

9.    ACORD 27 must provide for thirty (30) days' notice of cancellation or any material change in the policy to Merrill Lynch Capital. Cancellation notice only-no notice for "material change". Acord 27 does not contain "endeavor to" wording.

10.    Policy must contain waiver of subrogation by insurer with respect to contractual releases made by insured prior to loss.

11.    Merrill Lynch Capital shall be named on the ACORD 27 as Mortgagee and Loss Payee (as applicable) and Certificate Holder.

General and Professional Liability Insurance:

1.    Certificate must be issued on ACORD 25 form (Certificate of Ins.), signed by authorized agent.

2.    Insurance carrier(s) must be rated A- VII or better (by A.M. Best).

3.    ACORD 25 should disclose: (a) annual premium for the coverages should be shown on the ACORD 25; (b) premiums that remain unpaid for the term of the policy, if any. Lender has accepted the schedule of estimated 2006 insurance expense provided by Bette McNamara from the Borrower.

4.    Policy should include coverage for Contractual Liability.

5.    Policy should include waiver of terrorism exclusion (or indicate "no terrorism exclusion"). All Professional and General Liability policies provide coverage for claims arising from acts of terrorism. All certificates reflect this coverage with the exception of the Lexington policy which provides $4,000,000 General Liability coverage. This policy has been reviewed and coverage is provided for claims arising from acts of terrorism.

6.    Policy must have a deductible not greater than $25,000. Lender has approved deductibles discussed below in item 7 of this section.

➢ If the deductible is subject to an overall aggregate deductible, this must be disclosed with a copy of the specific aggregate deductible agreement provided.

7.    Coverage is required in a minimum $1,000,000 per claim and $3,000,000 in the aggregate (aggregate may apply to other insureds beyond the other named insureds listed below only with Lender's prior written consent): [enter names of named insurance - i.e., the policy owner - and the other named insureds; this should consist only of borrowers unless MLC otherwise approves].

Lender has approved the following coverage: The combined general liability and professional liability insurance program is written as follows:

à
The primary general liability coverage is written with a limit of $4,000,000 each occurrence, with a $4,000,000 policy aggregate including a self-insured retention of $1,000,000. Claims made by "patients" are covered for claims arising out of specified perils, as identified in the policy, only.

à	There is also a $4,000,000 excess of $1,000,000 coverage for general liability and professional liability claims provided by a captive program that is currently.

à
The two policies described above are designed to transfer some of the liability of the $5,000,000 self-insured retention which the combined General Liability/Professional Liability program provided by XL Insurance Ltd. Bermuda is subject to. The limit provided is $15,000,000 under one policy and a second covering only General Liability has been written for an additional $10,000,000.

à
Total combined primary and excess general liability coverage is $25,000,000 with a $1,000,000 self-insured retention. Total combined coverage for professional liability is $15,000,000 with a $1,000,000 self-insured retention.

8.    ACORD 25 should provide for thirty (30) days' notice of cancellation or any material change in the policy to Merrill Lynch Capital, and if possible, deleting "endeavor to" and "but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives" language. Lender has approved the certificates without the requested changes to the notice of cancellation.

9.    Policy must name Merrill Lynch Capital as additional insured and must name the following as other named insureds: The entities identified on Schedule 5.9.

10.    Policy must include Separation of Insureds/Cross Liability.

11.    Policy will be written on a claims-made basis. Lender has approved the following: The primary general liability insurance program is written on an Occurrence basis. The two combined Excess General Liability and Professional Liability insurance programs are written on a Claims-Made basis with the retroactive date of coverage being the inception date of coverage on October 31, 2005.

12.    Insurance shall be noted as being primary without right of contribution of any other insurance carried by or on behalf of Lessor per each policies terms and conditions.

13.    Higher limits and special coverages in addition to those indicated above may be required depending upon the property size and nature of operations (if a joint venture).

Automobile Liability Insurance (must show the following):

1.	Issued on Acord 25 form (Certificate of Insurance), signed by authorized agent.

2.	Insurance carrier (s) rated A- VII or better (by A.M. Best).

3.	Current policy term.

4.	Coverage for Owned, Non-Owned, and Hired autos.

5.	Annual premium for the coverages shown. Lender has accepted the schedule of estimated 2006 insurance expense provided by Bette McNamara from the Borrower.

6.	Premiums that remain unpaid for the policy term, if any.

7.	Waiver of terrorism exclusion (or indicate "no terrorism exclusion").

1.	Liability deductible not greater than $5,000. Lender has approved the automobile liability deductible of $100,000.

2.	If the deductible is subject to an overall aggregate deductible, this must be disclosed with a copy of the specific aggregate deductible agreement provided.

3.	Minimum $1,000,000 per occurrence limit (primary and umbrella/excess can be combined to achieve minimum limit.

4.
Thirty (30) days (ten (10) days for non-payment) notice of cancellation or any material change in the policy to Merrill Lynch Capital deleting "endeavor to" and "but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives" language. Lender has approved the certificates without the requested changes to the notice of cancellation.

5.	Merrill Lynch Capital included as Additional Insured (see below).

6.
Waiver of Subrogation endorsement in favor of Merrill Lynch Capital (see below). Lender has accepted the following: The current insurance carrier would not provide Waiver of Subrogation in favor of Lender. However, the policy does name Lender as Additional Insured which insures Lender to the extent of Lender's insurable interest in the automobiles for this transaction.

7.	Separation of Insureds/Cross Liability included. Lender has accepted this as per the policy terms and conditions.

8.	Insurance shall be noted as being primary without right of contribution of any other insurance carried by or on behalf of Lessor. This has been accepted by the Lender.

9.	Higher limits and special coverages in addition to those indicated above may be required depending upon the property size and nature of operations (if a joint venture).

Certificate Holder and Entity to be Shown on Required Endorsements:

Merrill Lynch Capital, a Division of
Merrill Lynch Business Financial Services Inc.,
and its successors and assigns
222 N. La Salle Street - 16th Floor
Chicago, IL 60601
Attn: Portfolio Management

Insurance Consultant for Merrill Lynch Capital:

Lockton Companies, Inc.
5847 San Felipe, Suite 320
Houston, TX 77057

Primary Contact:	Secondary Contact:
Vicki Wibel, CIC, CRM	Nelson Reese, AIS
Account Manager, Commercial Insurance	Account Manager, Commercial Insurance
713.458.5200 (Main)	713.458.5200 (Main)
713.458.5246 (Direct)	713.458.5425 (Direct)
281.793.4449 (Mobile)	713.628.5012 (Mobile)
713.458.5299 (Fax(	713.458.5299 (Fax)
vwibel@lockton.com (E-mail)	nreese@lockton.com (E-mail)

Schedule 4.14 - Deferred Maintenance Schedule

Leawood
E-Call system
Visitor parking
Kitchen A/C
Apartment combinations

Arlington TX
Auto entry doors
E-Call system
Exterior painting*
Roof repair*
Enhancements to curb appeal

* Required

Schedule 5.9 - Affiliate Transactions

Management Agreement for Town Village Arlington and Town Village Leawood Continuing Care Retirement Community dated February 28, 2006 by and between Cypress Arlington, L.P., Cypress Leawood, LLC and ARC Management LLC.

Schedule 7.3 - Post Closing Deliveries and Covenants

Schedule 8.7 - Licensed Operators

None.

Schedule 9.1(h) - Service Agreement

None